Exhibit 10.15

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

OPERATION & MAINTENANCE AGREEMENT

between

CELSE – CENTRAIS ELETRICAS DE SERGIPE S.A.

and

GE POWER & WATER EQUIPAMENTOS E SERVICOS DE ENERGIA E TRATAMENTO DE

AGUA LTDA.,

GENERAL ELECTRIC INTERNATIONAL INC.,

GE GLOBAL PARTS AND PRODUCTS GMBH.

Dated: December 22nd, 2016

PREAMBLE

This Operation and Maintenance Agreement (the “Agreement”) is made effective this 22nd day of December, 2016 by and between:

CELSE – CENTRAIS ELETRICAS DE SERGIPE S.A., a corporation organized under the laws of Brazil, with an office located at Rua Valdemar Dantas, 100, Grageru, 49025-300, Aracaja, Sergipe, Brazil, enrolled under CNPJ/MF No. 23.758.522/0001-52; (“Owner”); and

GENERAL ELECTRIC INTERNATIONAL INC., a corporation organized under the laws of the State of Delaware, United States of America having a principal place of business at 4200 Wildwood Parkway, Atlanta, GA 30339 (the “Offshore Services Contractor”), GE GLOBAL PARTS AND PRODUCTS GMBH a corporation organized under the laws of Switzerland with registered office at Brown Boveri Strasse 7, 5401 Baden (the “Offshore Parts Contractor”) (together the “Offshore Contractor”), and GE POWER & WATER EQUIPAMENTOS E SERVICOS DE ENERGIA E TRATAMENTO DE AGUA LTDA., a limited liability company organized under the laws of Brazil, with offices at Rodovia Jornalista Francisco Aguirre Proenea, Rodovia SP 101, Kin 3,8, lado par, Boa Vista, Campinas, Sao Paulo, enrolled at with the C.N.P.J.M.F. under No.01.009.681/0020-84 (the “Onshore Contractor”), (together defined as the “Contractor”).

RECITALS

WHEREAS, Contractor has, among other services, expertise in providing certain operational and maintenance services with respect to power plant equipment;

WHEREAS, Owner has, under the EPC Contract (as defined in this Agreement), acquired from Contractor Affiliates the design, engineering and construction of the Facility (as defined in this Agreement), including the supply of the power plant equipment identified in this Agreement as the Covered Units;

WHEREAS, Owner will own the Facility, which shall be located at Barra dos Coqueiros, Sergipe, Brazil;

WHEREAS, Owner has requested that Contractor provides operation and maintenance services for the Facility in accordance with the terms of this Agreement;

WHEREAS, Contractor is willing to provide services for the Facility in accordance with the terms of this Agreement;

WHEREAS, the Offshore Parts Contractor and the Offshore Services Contractor will perform all the scope of work strictly outside of Brazil (Parts supply and Repair Services, respectively), and the Onshore Services Contractor will perform only scope strictly within Brazil; and

WHEREAS, in addition to the services to be provided by Contractor under this Agreement, Owner has contracted Contractor Affiliates by the CSA Contract to provide specific maintenance works to the Covered Units, which are complementary to those services that are part of the scope of Contractor under this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, Contractor and Owner hereby agree to the following.

ARTICLE 1: DEFINITIONS

The following terms shall have the meaning set forth in this Article 1 below when used in this Agreement.

1.1
“Acceptable Fuel” means gas fuel, for use in the gas turbine Covered Unit(s), which, at the inlet to the gas turbine fuel nozzle meets the quality requirements set forth in the following GEI-41040M. The current version(s) of these specifications are attached as Exhibit L.

1.2	“Additional Mobilization Fee” shall have the meaning set forth in Section 5.4.3.1.2.

1.3	“Administrative Services” means those services described as such in Section 2.9.

1.4	“Additional Term” shall have the meaning described in Section 4.1.1.

1.5
“Affected Party” means a Party who is prevented, hindered, disrupted or delayed from performing all or part of its obligations under this Agreement by an Excusable Event. Both Parties may be an Affected Party in respect of a single Excusable Event.

1.6
“Affiliate” with respect to a Party means an entity (including without limitation any individual, corporate, partnership, limited liability company, association or trust) controlling, controlled by or under common control with that Party, whether directly or indirectly.

1.7	“Agreement” means this Operation and Maintenance Agreement including all Exhibits and amendments.

1.8	“Assumptions” means the assumptions stated in Exhibit J.

1.9	“Assumption Violation(s)” means one or more of the Assumptions has been violated.

1.10	“Balance of Plant Equipment” or “BOP Equipment” means, all equipment, systems, and other portions of the Facility, excluding the Covered Unit(s), as more fully defined in Exhibit B.

1.11	“Business Day” means a day other than a Saturday or Sunday or public holiday in Brazil and/or the State of Sergipe and/or Barra dos Coqueiros.

1.12	“BOP Equipment ISP Fee” shall have the meaning described in Section 5.4.3.2.

1.13	“Punch List” means a written list of unfinished work items under the EPC Contract, as updated from time to time.

1.14	“Calendar Year(s)” means each twelve (12) month period commencing on 00:00 on January 1st and continuing to but not including 24:00 of the following December 31st.

1.15	“CMMS” means the computerized system identified as such in Section 2.3.2 (1).

1.16	“Commercial Operation Date” means the Provisional Acceptance Date defined under the EPC Contract.

1.17
“Competitor of Contractor” means any person or entity which (i) is engaged in the manufacture or sale of parts, components or equipment similar to or of a type manufactured or sold by General Electric Company and its Affiliates (including, without limitation, gas turbines, steam turbines or generators, or parts for gas turbines, steam turbines or generators), or (ii) is engaged in the provision of services similar to any services to be provided by Contractor under this Agreement, or (iii) is an Affiliate of a person or entity engaged in any of the activity described in (i) or (ii) above.

1.18
“Condition-Based Maintenance” means inspections, techniques, monitoring, and/or analyses Contractor may undertake or apply, consistent with Good Industry Practices or advances in such practices, to (i) optimize outage intervals; (ii) minimize outage hours; (iii) optimize Parts usage, and/or (iv) optimize work scopes and maintenance activities.

1.19	“Confidential Information” shall have the meaning described in Section 11.1.

1.20	“Contract Effective Date” means the date of execution of this Agreement.

1.21	“Contractor” or “GE” means the entities identified as “Contractor” in the Preamble and its legal successors and permitted assigns.

1.22	“Contractor Equipment” means the equipment and other tools and materials, defined as such in Section 6.5.

1.23
“Contractor Taxes” means: The following taxes, which are already included in the price of the Agreement, shall be paid directly by Contractor, and Contractor shall provide all relevant information to Brazilian fiscal authorities, thus undertaking Contractor full liability arising from misclassification and/or wrongful collection of such taxes: (i) for Onshore Contractor, any and all direct and indirect taxes and contributions, including, but not limited to corporate and employment-related taxes and contributions that are imposed by any government authority of Brazil, due to performance of and/or payment under this Agreement, which in Brazil, includes, but is not limited to: IRPJ (Imposto de Renda da Pessoa Juridica), CSLL (Contribuição Social sobre o Lucro Liquido), INSS (Contribuição Social para o Instituto Nacional da Seguridade Social), FGTS, (Fundo de Garantia por Tempo de Serviço), PIS (Contribuição para o Programa de Integração Social), the COFINS (Contribuição para o Financiamento da Seguridade Social), ISS (Imposto sobre Serviços de Qualquer Natureza); and (ii) for the Offshore Contractor, any and all corporate taxes that are measured by net income and/or profit imposed by any governmental authority of any applicable city, state or country other than Brazil on Offshore Services Contractor and/or Offshore Parts Contractor, and/or its subcontractors, due to performance of or payment under this Agreement.

1.24
“Contractual Service Agreement” or “CSA Contract” means the agreement dated on or about the date of this Agreement and entered into between CELSE – Centrals Eletricas de Sergipe S.A and GENERAL ELECTRIC INTERNATIONAL INC., GE GLOBAL PARTS AND PRODUCTS GMBH and GE POWER & WATER EQUIPAMENTOS E SERVIÇOS DE ENERGIA E TRATAMENTO DE ÁGUA LTDA., relating to the supply of parts and services for the Covered Units.

1.25	“Covered Unit(s)” means the equipment identified as such in Exhibit A.

1.26	“CSA Contractor” means the GE contracting entity or entities as defined in the CSA Contract.

1.27	“Current Part” shall have the meaning described in Section 2.13.

1.28	“Data” shall have the meaning described in Section 24.2.

1.29	“DCS” means Distributed Control System provided under the EPC Contract.

1.30	“Defaulting Party” shall have the meaning described in Section 4.2.1.1.

1.31	“Demobilization” shalt have the meaning described in Section 2.15.

1.32
“EPC Contract” means the agreement entered into by Owner and EPC Contractor for the design, engineering, procurement, construction and delivery of the Facility in a lump-sum turn-key basis, dated as October 14th, 2016.

1.33
“EPC Contractor” means General Electric Switzerland GmbH, General Electric International, Inc., Alstom Energia Termica e IndUstria Ltda., Grid Solutions Transmissao de Energia Ltda., under the EPC Contract or any successor and/or assignee GE Affiliate of the foregoing parties interest under the EPC Contract.

1.34	“EU” means the European Union.

1.35	“Excusable Event” means any act, event or circumstance or any combination thereof which:

(a)	is beyond the reasonable control of the Affected Party;

(b)	is without fault or negligence on the part of the Affected Party;

(c)	could not have been reasonably foreseen, avoided or overcome by the Affected Party; and

(d)	prevents, hinders, disrupts or delays the Affected Party in its performance of all (or part) of its obligations under this Contract.

1.36	“Extra Work” means Parts and services provided by Contractor pursuant to Section 2.7.

1.37
“Facility” means, to the extent owned by Owner, the power plant, incorporating the Covered Unit(s), to be constructed pursuant to the EPC Contract on the Site up to but excluding the terminal points as defined in Exhibit C.

1.38	“Facility Manager” shall have the meaning described in Section 2.8.

1.39
“Facility Work Force” means employees of Contractor or Contractor subcontractors having their regular place of work at the Site who perform the Operation Services and/or Routine Maintenance Services described in Section 2.10 and 2.11 respectively and as better detailed in Exhibit F.

1.40
“Factored Fired Hours” or “FFH” means the weighted number of hours that a Covered Unit is operated consisting of the actual number of fired hours of operation adjusted on account of conditions applicable during those hours of operation in accordance with Exhibit G.

1.41	“GE Digital Software Solutions” means the software solutions provided by Contractor during the Term of the Agreement pursuant of Exhibit O.

1.42
“Good Industry Practices” means those internationally recognized practices, methods and standards in effect as of the date of execution of this Agreement that, in the exercise of the reasonable judgment of a skilled, prudent and experienced services contractor of facilities of a similar size, scope and complexity of the Facility, and in light of the facts known or which reasonably should have been known at the time a decision was made, would have been expected to accomplish the desired result in a manner consistent with this Agreement and with due regard to optimization of operation, reliability, safety, environmental protection and protection of equipment.

1.43	“Governing Law” shall have the meaning described in Section 10.1.

1.44
“Gross Negligence” means any act of unreasonable character in disregard of unknown or obvious risk that was so great as to make it highly probable that harm would follow and which was done with conscious indifference to the outcome.

1.45	“Guaranteed Performance Commitment” means the guarantees specified in Exhibit G.

1.46	“Hand Over” shall have the meaning described in Section 2.15.

1.47
“Hazardous Materials” means toxic substances, hazardous substances or hazardous wastes, as such terms are defined in any law, statute, ordinance or regulation promulgated by any national, federal, state, provincial, or local government authority of the country of the Site and which may cause harm to human health.

1.48	“Health and Safety Program” shall have the meaning described in Section 2.3.2 (o).

1.49	“HRSG” means Heat Recovery Steam Generator as provided under the EPC Contract.

1.50	“ICC Rules” shall have the meaning described in Section 10.4.

1.51	“INMET” shall have the meaning described in Section 19.3 (j).

1.52	“Incoming Fuel” means fuel that meets the specification(s) set forth in Exhibit L.

1.53	“Initial Spare Parts” means those Parts identified as such in Exhibit E.

1.54	“Insolvent” or “Insolvency” means that:

(a)
a Party, or an entity that has given a parent company guarantee related to this Agreement on behalf of that Party: petitions or applies for or arranges for the appointment of a trustee, liquidator or receiver, or commences any proceeding relating to itself under any bankruptcy, insolvency, judicial recovery, dissolution or liquidation or similar law of the country under which the insolvent Party is organized or a country in which the insolvent Party conducts business, now or hereafter in effect (collectively “Bankruptcy Laws”), or shall be adjudicated bankrupt or insolvent in such a country; or

(b)
Party, or an entity that has given a parent company guarantee related to this Agreement on behalf of that Party, gives its approval of, consent to, or acquiesces in, any of the following: the filing of a petition or application for the appointment of a trustee, liquidator or receiver against that Party; the commencement of any proceeding under any Bankruptcy Laws against that Party; or the entry of an order appointing any trustee, liquidator or receiver; or

(c)	a Party is systematically unable to pay its debts when due or is late in making three or more consecutive and undisputed payments required under this Agreement.

1.55	“Inspect Only Components” means those components identified as such in Exhibit B.

1.56	“IPCA” shall have the meaning described in Section 5.9.

1.57	“Lender(s)” means any person that provides project financing to Owner together with their respective successors and assigns.

1.58	“LIBOR” shall have the meaning described in Section 5.9.

1.59	“Mobilization Schedule” means the schedule of the activities to be conducted during the Mobilization Phase by Contractor, as described in Exhibit D.

1.60
“Mandatory Spare Parts” means Parts and components for the Covered Unit(s) that Contractor must keep and maintain at the Site during the Term of this Agreement, as identified in Exhibit F. For clarification purposes Mandatory Spare Parts for the Covered Units are supplied under the CSA Contract.

1.61	“Mobilization Phase” means the time period described in Section 2.3.

1.62	“Mobilization Services” means those services specified in Section 2.3.

1.63	“Mobilization Fee” shall have the meaning set forth in Section 5.4.2.1.

1.64	“Monthly Fixed Fee” means the fee described in Section 5.4.4.1.

1.65	“Non-Defaulting Party” shall have the meaning set forth in 4.2.1.1.

1.66	“Offshore Services Contractor” means the entity identified as “Offshore Services Contractor” in the Recitals and its legal successors and permitted assigns.

1.67	“Offshore Parts Contractor” means the entity identified as “Offshore Parts Contractor” in the Recitals and its legal successors and permitted assigns.

1.68	“Offshore Contractor” means the entity identified as “Offshore Contractor” in the Recitals and its legal successors and permitted assigns.

1.69	“Onshore Contractor” means the entity identified as “Onshore Contractor” in the Recitals and its legal successors and permitted assigns.

1.70	“Operation Fee” means the fee described in Section 5.4.4.

1.71	“Operation Phase” means the period of time commencing upon the Commercial Operation Date and continuing until the end of Term.

1.72	“Operation Services” means certain services to be provided by Contractor to carry out operation of the Facility as more fully described in Section 2.10.

1.73
“Operation and Maintenance Procedures” means procedures describing the performance of operation and maintenance services at the Facility, required by this Agreement, based on: i) the original equipment manufacturer’s maintenance recommendations, ii) the Owner’s Requirements, and iii) Contractor’s standards.

1.74	“Operational Spare Parts” shall have the meaning set forth in Exhibit B of the CSA.

1.75	“Owner” means the entity identified as “Owner” in the Preamble and its legal successors and permitted assigns.

1.76
“Owner Taxes” means the following taxes: (i) in reference to the scope to be provided by the Offshore Parts Contractor: II (Imposto de Importação), IPI (Imposto sobre Produtos Industrializados), ICMS (Imposto de Circulação de Mercadoria e Serviços), PIS-Import (Contribuição para o Programa de Integração Social - Importação), COFINS-Import (Contribuição para o Financiamento da Seguridade Social - Importação); and (ii) in reference to   the  scope  to   be  provided  by  the  Offshore  Services  Contractor: CIDE (Contribuição  de

Intervenção no Dominio Econômico), PIS-Import (Contribuição para o Programa de Integração Social - Importação), COFINS-Import (Contribuição para o Financiamento da Seguridade Social - Importação), ISS (Imposto sobre Serviços de Qualquer Natureza), IOF (Imposto sobre Operações de Crédito, Câmbio e Seguro, on Relativas a Titulos ou Valores Mobiliários), IRRF (Imposto de Renda Retido na Fonte) and other taxes that are created after the execution of this Agreement subjecting Offshore Contractor to new taxes in Brazil.

1.77	“Owner’s Representative” shall have the meaning described in Section 3.2. (e).

1.78
“Owner’s Requirements” means Owner’s written instructions of specific, desired work activities within the general scope of Contractor’s responsibilities based upon Owner’s obligations arising under relevant portions of the Project Documents, as interpreted by Owner, to the extent agreed in writing by Contractor.

1.79
“Parts” means all new or repaired (or, when allowed under this Agreement, refurbished) parts, materials, components and other goods furnished by Contractor, or its subcontractors, under this Agreement.

1.80	“Parts Directly Purchased by Owner” shall have the meaning described in Section 2.7.2.1.

1.81	“Party” means Owner or Contractor individually and “Parties” means Owner and Contractor collectively.

1.82	“Performance Year” means twelve (12) months commencing on the day after six (6) months from Commercial Operation Date and any subsequent period of 12 (twelve) consecutive months thereafter.

1.83
“Plan of Daily Operation” means Owner’s most recently delivered written instructions to Contractor specifying the Owner’s operating objectives for energy generation from the Facility for the applicable period taking into account the terms of this Agreement.

1.84
“Planned Maintenance” means periodic inspection, testing, repair, and / or replacement of components of BOP Equipment, planned in advance pursuant to original equipment manufacturer’s recommendations and Good Industry Practices, as reasonably necessary in light of deterioration due to normal wear and tear, but not including:

(a)	repair or replacement of Inspect Only Components or excluded BOP Equipment components;

(b)	the performance of Unplanned Maintenance;

(c)	performance of Routine Maintenance Services or the supply of Routine Maintenance Parts;

(d)	Extra Work, and

(e)	any work due to a change in original equipment manufacturer’s recommendation after the Contract Effective Date.

1.85
“Planned Maintenance Event” means the BOP Equipment planned maintenance inspection performed concurrently with the covered maintenance performed on the gas turbine Covered Units (Hot Gas Path inspection or major inspection).

1.86	“Planned Maintenance Event Fee” means the fee described in Section 5.4.4.3.

1.87	“Pre-Mobilization Fee” means the fee described in Section 5.4.2.

1.88	“Pre-Mobilization Services” means the services described as such in Section 2.2.

1.89	“Pre-Mobilization Phase” means the period of time commencing on the Contract Effective Date and ending upon the start of the Mobilization Phase.

1.90	“Production Plan” means the annual plan for production of electricity and thermal energy for the Facility for a particular Calendar Year as mutually agreed by the Parties.

1.91
“Project Documents” means those agreements, permits, and other documents, applicable to Owner and the Facility, that Owner has determined are relevant for the operation and maintenance of the Facility.

1.92	“Repair Facility” means Contractor’s or its subcontractor’s repair facility where Repair Services are performed.

1.93
“Repair Services” means repair work, which can be performed in a repair service shop or at the Site, including, but not limited to, machining, welding, grinding, polishing, cleaning, inspection, disassembly or re-assembly and machine tool work such as lathe work or vertical bore mill work.

1.94	“Routine Maintenance Services” means those services described as such in Section 2.11.

1.95	“Routine Maintenance Parts” means those parts described as such in Section 2.11.

1.96	“Site” means the parcel of land upon which the Facility is located as more fully described in Exhibit H.

1.97	“Technical Advisory Services” means engineering and technical advice and/or guidance, based upon Contractor’s then-current standard practices, with respect to the BOP Equipment or the Parts.

1.98	“Term” means the time period beginning on the Contract Effective Date and ending upon termination of or expiration of this Agreement as more fully described in Section 4.1.1.

1.99	“Termination Amount” shall have the meaning described in Section 4.2.7.

1.100	“Termination by Convenience Amount” shall have the meaning described in Section 4.2.6.

1.101	“Time and Material Rates” means:

(a)
if provided by Contractor (i) for services to be performed in the Facility by the Facility Work Force, the rates defined in Exhibit Q; or (ii) for all other services to be performed in the Facility by other personnel of Contractor than the Facility Work Force, Contractor’s world-wide applicable standard rates for services as in effect in the time of its performance (plus travelling and lodging expenses proven incurred by Contractor if Owner previously and expressly approves the performance of such services by non-local personnel) and/or Parts manufactured by Contractor as in effect at the time the Parts are shipped, as – in any case for such services and/or Parts – published by GE at https://store.2epower.com; or

(b)
if not provided by Contractor, the direct and duly evidenced costs of parts, materials and subcontracted labor and services purchased by Contractor, as shown by relevant invoices, together with a markup of 7.5% (seven and a half percent) of such invoices, if applicable; or

(c)	refurbished Parts, the standard market price, taking in consideration the lifespan of the relevant refurbished Part.

1.102	“Upgraded Part” shall have the meaning described in Section 2.13.

1.103
“Unplanned Maintenance” means maintenance of the BOP Equipment that is neither Planned Maintenance, Routine Maintenance Services, Routine Maintenance Parts nor Extra Work, required to remedy a failure or abnormality of a component of such BOP Equipment, whether discovered during operation, during an outage which occurs as a result of a problem or failure of such component or during inspection or monitoring of the Facility.

1.104	“Unplanned Extra Work” means Unplanned Extra Work 1 or Unplanned Extra Work II, whichever is applicable.

1.105	“Unplanned Extra Work I” shall have the meaning described in Section 2.6.1.

1.106	“Unplanned Extra Work II” shall have the meaning described in Section 2.6.2.

1.107	“US” means the United States of America.

1.108	“Variable Monthly Fee” means the fee described in Section 5.4.4.2.

1.109
“Willful Misconduct” means an intentional and wrongful act, or an intentional and wrongful omission of some act, in either case with the intent to inflict damage or injury, and in reckless disregard of a legal duty.

ARTICLE 2: WORK SCOPE

2.1	Contractor’s Scope of Work

Contractor shall provide the following under this Agreement:

(a)	Pre-Mobilization Services in accordance with Section 2.2;

(b)	Mobilization Services in accordance with Section 2.3;

(c)	Outage planning in accordance with Section 2.4;

(d)	Planned Maintenance of the BOP Equipment in accordance with Section 2.5;

(e)	Unplanned Maintenance of the BOP Equipment in accordance with Section 2.6;

(f)	Extra Work in accordance with Section 2.7;

(g)	A Facility Manager in accordance with Section 2.8;

(h)	Administrative Services in accordance with Section 2.9;

(i)	Operation Services in accordance with Section 2.10;

(j)	Routine Maintenance Services and Routine Maintenance Parts in accordance with Section 2.11;

(k)	Demobilization in accordance with Section 2.15; and

(l)	Provide the Guaranteed Performance Commitment, a key imperative of this Agreement, in accordance with Exhibit G of the Agreement.

2.1.1
Notwithstanding the division of scope between the Contractor entities (namely, the Onshore Contractor and the Offshore Contractor), the entities comprising Contractor will be jointly and severally liable towards Owner for any and all Contractor’s obligations under this Agreement. For  the avoidance of doubt, payment of any portion of the services and/or Parts to any entities comprising Contractor will release Owner from paying that same amount for the same portion of the services and/or Parts to any other entities comprising Contractor. Therefore, Contractor acknowledges and agrees that every payment to any entity comprising Contractor shall be deemed as an automatic and immediate release from all entities comprising Contractor for payment of that portion of the services and/or provision of Parts. Likewise the performance of any portion of the services and/or Parts by any entities comprising Contractor will release all entities comprised by Contractor from performing such portion of the services and/or provision of Parts.

2.2	Pre-Mobilization Services

During the Pre-Mobilization Phase, Contractor shall perform the services described below in this Section 2.2, the frequency and timing of which shall be reasonably agreed upon by Owner and Contractor (the “Pre-Mobilization Services”):

2.2.1
Review, as information is made available by Owner and/or EPC Contractor, the Facility layout, operation and maintenance manuals provided by equipment manufacturers, spare parts list, and office, workshop, and warehouse space requirements, and provide Owner with comments and recommendations to the extent Contractor finds such matters impact the operation and maintenance of the Facility.

2.2.2	In cooperation with the EPC Contractor and subject to Owner’s approval, to schedule the activities to occur during the Mobilization Phase, per Section 2.3.

2.2.3	Commence preparation of the Facility Work Force training program described in Section 2.3.2 (d) to be implemented during the Mobilization Phase.

2.2.4	As information becomes available, to develop health, safety and environmental programs to be used by the Facility Work Force.

2.2.5	Review Owner’s security program for the Facility and the Site and provide suggestions.

2.2.6	Update and review the Mobilization Schedule set forth by Exhibit D.

2.3	Mobilization Services

2.3.1
With minimum advance notice of eighteen (18) months, Owner shall confirm the projection of the Commercial Operation Date and/or inform a new the date in which Commercial Operation Date will occur. Contractor shall commence Mobilization Services twelve (12) months prior to such confirmed Commercial Operation Date (the “Mobilization Phase”). If Owner extends the Commercial Operation Date after its confirmation, Owner will pay for the direct and reasonably costs incurred by Contractor during Mobilization Phase. If, however, EPC Contractor causes a delay in the Commercial Operation Date after Owner’s confirmation referred in this Section, Owner will not reimburse any cost incurred by Contractor during Mobilization Phase.

2.3.2	During the Mobilization Phase, Contractor shall perform the services specified below in this Section 2.3 (the “Mobilization Services”):

(a)
Three (3) months prior to the commencement of the Acceptance Tests as defined under the EPC Contract, to provide assistance to EPC Contractor during the Facility’s start-up, commissioning and testing. Until the initial day of the Commercial Operation Date, such personnel shall be under the direction, supervision and control of EPC Contractor, provided that Contractor shall cause that the personnel provided by Contractor comply with EPC Contractor’s instructions and directions;

(b)	Appoint a Facility Manager;

(c)	Select the Facility Work Force;

(d)
Conduct a Facility Work Force orientation and training program, that includes applicable Brazilian training requirements for the operation of power plants such as the Facility, consisting of (i) formal classroom lectures, (ii) electronic training and presentations, and (iii) selected on-the-job training experiences in coordination with the Facility start-up. This orientation and training program will provide an overview of the Facility, the Operation and Maintenance Procedures and Facility safety procedures. Furthermore, Contractor shall make available the Facility Work Force to participate in all vendor equipment training to be provided under the EPC Contract;

(e)	At the request of Owner, participate in periodic status meetings covering progress of the Facility construction and the Mobilization Services;

(f)	Develop initial plans for procurement of materials, and initiate discussions with potential suppliers;

(g)	Develop Facility Operation and Maintenance Procedures in accordance with Contractor’s standard format in the Portuguese language (subject to timely receipt of any required information from Owner);

(h)	Develop a list of the Initial Spare Parts to be stored by Contractor in inventory at the Facility;

(i)	Order and deliver the Initial Spare Parts;

(j)	Establish an inventory control procedure for spare parts, consumables, and materials to be kept in inventory by Contractor at the Facility;

(k)
Review a written final copy of the Punch List items provided by Owner and highlight any items identified by Contractor as potentially impacting in the performance of Contractor’s obligations under this Agreement;

(l)	Develop a maintenance program using a computerized maintenance management system (“CMMS”);

(m)	Upload data provided by Owner into the CMMS;

(n)
Develop, in accordance with the Good Industry Practice, a health and safety program for the operation and maintenance of the Facility (“Health and Safety Program”), and - prior to Commercial Operation Date - Contractor will subject the Health and Safety Program for Owner’s approval which approval shall not be unreasonably withheld. The Health and Safety Program shall take into account, among other relevant procedures, energization/de-energization of power equipment (electrical, mechanical and hydraulic) utilizing a lock out – tag out process and a confined space entry program for the Facility;

(o)
Owner will be entitled to request reasonable adjustments to the Health and Safety Program, which shall be implemented by Contractor. Once approved by Owner, Contractor will follow the Health and Safety Program for the performance of the Operation Services, as per Section 12.1.1; and

(p)
File, obtain, maintain and provide a copy to Owner of all authorizations, registrations, exemptions, permits and licenses required under law to be filed or held by Contractor  in its  name in order for Contractor to generally conduct business and employ personnel in the applicable jurisdiction.

Owner may demand that the Operation Phase is advance, even if Contractor has not completed Mobilization Phase. In such case, Contractor will be entitled to complete the activities described in the Mobilization Phase during the first 3 (three) months of Operation Phase.

2.4	Outage Planning

At a mutually agreed date in each Calendar Year, Contractor’s representative(s), CSA Contractor’s representative(s) and Owner’s representative(s) shall meet to discuss (i) the anticipated Covered Unit(s) outages and Planned Maintenance plan for the next Calendar Year, which will form the basis of the next Calendar Year’s Production Plan and (ii) the status of the current year outage maintenance plan. The Contractor shall be the lead for this process and shall submit to Owner the corresponding overall outage plans so that Owner may approve such overall outage plans.

2.5	Planned Maintenance of the BOP Equipment

For all BOP Equipment, from the Commercial Operation Date to the end of Term, Contractor shall provide Parts and services necessary for Planned Maintenance of such BOP Equipment.

2.5.1.	BOP Equipment Inspect Only Components shall be treated in accordance to Exhibit B.

2.6	Unplanned Maintenance

2.6.1
Unplanned Maintenance for the HRSGs and main/auxiliary transformers of the BOP Equipment. For the HRSGs and main/auxiliary transformers of the BOP Equipment, from the Commercial Operation Date to the end of Term, Contractor shall provide Parts and services necessary for Unplanned Maintenance of such BOP Equipment.

The first one million Brazilian Reais (R$ 1,000,000.00) of the price for Parts and services for each Unplanned Maintenance outage shall be borne by Contractor, up to a maximum of three million, Brazilian Reais (R$ 3,000,000.00) in any one Calendar Year. This price shall be determined by the Time and Material Rates in effect at the time the work is performed. The price for Parts and services for Unplanned Maintenance which exceeds any of the foregoing amounts (“Unplanned Extra Work I”) shall be the Time and Materials Rates in effect at the time the work is performed.

If the BOP Equipment requires Unplanned Maintenance during the Term of this Agreement, Contractor shall submit to Owner’s approval, not to be unreasonably withheld, the schedule for performance of such Unplanned Maintenance. Contractor shall thereupon correct any defect by (i) performing the necessary services, and (ii) at its option repairing and re-installing defective components of the BOP Equipment or delivering necessary replacement Parts and installing such Parts.

2.6.2	Unplanned Maintenance of the rest of BOP Equipment

For the rest of BOP Equipment, from the Commercial Operation Date to the end of Term, Contractor shall provide any and all Parts and services necessary for Unplanned Maintenance of such BOP Equipment.

The first: two hundred and fifty thousand Brazilian Reais (R$ 250,000.00) of the price for Parts and services for each Unplanned Maintenance outage shall be borne by Contractor, up to a maximum of one million two hundred and fifty thousand Brazilian Reais (R$ 1,250,000.00) for Unplanned Maintenance in any one Calendar Year. This price shall be determined by the Time and Material Rates in effect at the time the work is performed. The price for Parts and services for Unplanned Maintenance which exceeds any of the foregoing amounts (“Unplanned Extra Work II”) shall be the Time and Materials Rates in effect at the time the work is performed.

If the BOP Equipment requires Unplanned Maintenance during the Term of this Agreement, Contractor shall submit to Owner’s approval, not to be unreasonably withheld, the schedule for performance of such Unplanned Maintenance. Contractor shall thereupon correct any defect by (i) performing necessary services, and (ii) at its option repairing and re-installing defective components of the BOP Equipment or delivering necessary replacement Parts and installing such Parts.

2.7	Extra Work

2.7.1
Subject to Owner’s prior written approval, Contractor shall furnish Parts and services needed in the following circumstances, each of the following shall exclusively constitute the provision of Extra Work under this Agreement:

(a)	Facility modifications to improve the performance of the Facility;

(b)
To permanently modify or change the Facility or the Site, as necessary in order to perform any maintenance or other work on BOP Equipment required to be performed by Contractor and provided the Contractor has no other means to perform its obligations pursuant to this Agreement;

(c)
For BOP Equipment damaged by an Excluded Event which assessment may be performed by the Facility Work Force, to assess the condition of the relevant BOP Equipment; and regardless of such assessment being performed by the Facility Work Force, to correct the corresponding damage;

(d)	To perform major repair on or replacement of an Inspect Only Component;

(e)
To implement additional work, that Contractor is required to perform pursuant to other sections of this Article 2, arising from new or revised recommendations from manufacturers of BOP Equipment after the Contract Effective Date. For avoidance of doubt, if Contractor has specifically reviewed and have documented the BOP equipment manufacturer maintenance recommendations prior to the Effective Date, Contractor will not be entitled to charge Extra Work;

(f)	Subject to the provisions of Section 2.16.1, to assess the condition of, and to correct and address property damage to the Covered Unit and BOP Equipment;

(g)	To repair or replace all equipment, components, material, systems, piping, conduit, structures, located underground without permanent access;

(h)	To repair or replace all foundations;

(i)
Subject to Owner’s determination, to remedy defects on BOP Equipment covered by or arising from a warranty under the EPC Contract or arising from parts and/or services provided or performed by parties other than the Contractor or Contractor subcontractors acting under this Agreement;

(j)	Subject to Owner’s determination, to complete Punch List items; and

(k)	Additional services and parts as a consequence of an Assumption Violation.

Should Owner fail to approve within a reasonable time the performance of the necessary Extra Work, Owner will bear the impact in the Facility performance and maintenance costs resulting from its untimely approval.

2.7.2	The price for Extra Work shall be defined as per Time and Material Rates, provided that in any case the following shall apply:

(a)	For services to be performed in the Facility by the Facility Work Force, the rates defined in Exhibit Q;

(b)	For all other services to be performed in the Facility by other personnel of Contractor than the Facility Work Force, the rates defined in Exhibit Q less a discount of 10%;

(c)
For all new Parts, materials and subcontracted labor and Services, including craft labor, subcontracted by Contractor to third parties, as shown by invoices for the same, and which values are not already included in Exhibit Q or Time and Material Rates, then the applicable price shall be the amount paid by Contractor with a markup of seven and half per cent (7.5%) of such net invoices (prior to apply of taxes); or

(d)	For refurbished Parts, the standard market price, taking in consideration the lifespan of the relevant refurbished Part.

2.7.2.1
The Parties acknowledge and agree that in order to implement tax optimization, Owner may choose to proceed with direct invoicing, therefore contracting directly suppliers of Parts that have been selected and appointed by Contractor, in which case, the markup of seven and half per cent (7.5%) referred in item (b) of the definition of Time & Material Rates will not be charged by Contractor. Contractor will be an intervening-party to such supply contract entered between Owner and Contractor’s supplier and Contractor will manage the delivery of such Parts (“Parts Directly Purchased by Owner”).

2.8	Facility Manager

As part of Contractor’s management of performance of this Agreement, commencing on or before the Commercial Operation Date and continuing through the Term of the Agreement, Contractor will designate for this Agreement one or more individual(s), from time to time, each of whom shall function as and be denominated the “Facility Manager”. The Facility Manager will serve as a contact point for Owner for matters respecting this Agreement. Other Contractor personnel and performance support methods may also be utilized by Contractor in connection with performance of this Agreement.
Contractor is not entitled to replace the Facility Manager without Owner’s previous consent, which shall not be unreasonably withheld. Notwithstanding the foregoing, Contractor undertakes to substitute the Facility Manager at no cost in the event Owner requests such substitution on justified grounds.

2.9	Administrative Services

During the Operation Phase, Contractor will:

(a)	Maintain a Facility Work Force in sufficient numbers and with the required expertise to undertake all Contractor’s obligations;

(b)
Create and keep records of the Facility’s operation and maintenance under this Agreement, retaining such digital records for the lesser of (i) the period required by law or (ii) expiry or termination of this Agreement, and turning such records over to Owner in accordance with Section 2.15;

(c)
As reasonably requested by Owner and/or financial institutions with an interest in the Facility, provide access, information, data, copies of Facility operation and maintenance records kept by Contractor at the Facility, periodical reports detailing at least Facility power output, availability, fired hours, fuel consumption, and any other information that may be reasonably required;

(d)
As reasonably requested by Owner and/or environmental authorities, provide access, information, data, copies of Facility operation and maintenance records kept by Contractor at the Facility, periodical reports detailing the compliance with applicable environmental standards and restrictions (condicionantes) thereof;

(e)	Conduct health and safety audits of the Facility in accordance with Contractor’s policies and procedures;

(f)	Conduct environmental and safety training for the Facility Work Force in accordance with Contractor’s policies and procedures;

(g)
Subject to mutual agreement of the Parties and conditioned upon timely receipt of information from Owner, establish the Production Plan for the next Calendar Year approximately three (3) months prior to the commencement of each Calendar Year. However, if the Parties do not agree on the Production Plan, Owner’s decision shall prevail as long as Contractor shall not be liable for the effects of any unreasonably determination by Owner as remarked in writing by Contractor under the relevant Production Plan. For the purpose of this provision a determination by Owner materially contradicting Good Industry Practice and/or the manufacturer’s written operation and maintenance specifications will be deemed as an unreasonable determination;

(h)
Establish and operate a sub-contractor selection, control and supervision procedure in accordance with Contractor’s policies and procedures, provided that Owner will be entitled to reject any sub-contractor, if 0) such sub-contractor and/or any of Affiliates has been for the past 5 (five) years on a claim, materialized controversy, arbitration or judicial procedure in opposite side than Owner and/or Owner’s Affiliate; and/or (ii) such sub-contractor is not  financially and/or technically fit for the relevant scope. In any case, Owner will endeavor its best efforts to present to Contractor any restriction it may have against potential sub-contractor so as not to impair or delay Contractor’s contracting procedures;

(i)	Establish and operate a management of change system for Facility documentation in accordance with the Operation and Maintenance Procedures;

(j)	Update the Operation and Maintenance Procedures as necessary;

(k)	Conduct all procurement services required to fulfill the obligations under this agreement for the duration of the Agreement;

(1)	Provide center of excellence support for Facility operation and maintenance under this Agreement; and

(m)	Contractor to bear all costs related to the purchase of materials, services and subcontractors associated with the Facility operation and maintenance in accordance to the Agreement.

2.10	Operation Services

During the Operation Phase, Contractor will do the following for the Commercial Operation Date, undertaking the Contractor all costs related thereto:

(a)	Track completion of the Punch List;

(b)	Carry out operation of the Facility to supply electricity and steam, as applicable, in reference to the Operation and Maintenance Procedures, Production Plan and the Plan of Daily Operation;

(c)	Continuously observe and record Facility operating data;

(d)	Conduct frequent and regular in house chemical analysis of process water, emissions, effluents and steam and monitor gas chromatograph data from the DCS;

(e)	Log and investigate any observed defects, deficiencies, and irregularities relating to the Facility;

(f)
For any such defects that have a material detrimental effect on performance and/or safety of the Facility, Contractor shall provide and execute a corrective action plan in accordance with the Agreement;

(g)	Implement a Facility work safety system in accordance with the Safety Program;

(h)	Record and track all maintenance work requests in computerized CMMS;

(i)	Record maintenance services and spare parts used for each CMMS maintenance request;

(j)	Maintain adequate consumables and spare parts inventory to perform daily operation and maintenance;

(k)	Contractor will be responsible for receiving and properly storing Parts and consumables at the Facility during the Term. Owner will have full access privileges to all storage facilities;

(l)	Undertake regular coordination and planning between maintenance and operational activities;

(m)	Establish procedures and maintain records of dispatch instructions, notices, receipts, and confirmations;

(n)
As reasonably requested by Owner, and acting as Owner’s agent if so expressly requested by Owner, prepare and submit forecasts of electricity generation to such government agencies or other relevant authorities as identified by Owner in the form and frequency required by agencies and/or as mutually agreed by the Parties;

(o)
As reasonably requested by Owner, and acting as Owner’s agent, prepare and submit forecasts of fuel consumption to such fuel supplier(s) as identified by the Owner in the form and frequency as mutually agreed by the Parties;

(p)	Respond to emergency event(s) at the Facility in accordance with the Operation and Maintenance Procedures;

(q)	Provide outage management planning and coordination with CSA Contractor as per Section 2.4;

(r)	Operate the Facility in compliance with applicable laws, regulations, permits and licenses; and

(s)
Open and close substation circuit breaker and disconnectors exclusively from the Facility distributed control system under the direct written instruction of Owner. Contractor shall not be liable for any consequence arising from such operation, to the extent Contractor does not deviate from such Owner instruction. Contractor shall perform the de-energization and lockout tag-out up to the terminal points in Exhibit C.

2.11	Routine Maintenance

During the Operation Phase, Contractor will for all Facility equipment perform Routine Maintenance as defined herein:

(a)
The minor maintenance to be periodically performed by the Facility Work Force to keep the Facility in general day to day working order, including, but not limited to, operational inspection, consumables, lubrication, calibration, adjustment, packing of valves, minor leak repair, provision of fluids, greases and resins, cleaning of sumps, installation of replacement consumables, filters, strainers and cartridges, maintenance or replacement of sensors, fuses, thermocouples, gauges, switches and light bulbs, touchup painting, general housekeeping and cleaning of the Facility, minor repairs to Inspect Only Components as per Exhibit B (all the forgoing, “Routine Maintenance Services”); and

(b)
The supply of new or refurbished Part, equipment, consumable, including but not limited to, filters, bolts, gaskets, fuses, switches, small pipe and valves used by Contractor on a routine basis in the maintenance of the Facility which are installed as part of the Routine Maintenance Services, provided that in any case each new or refurbished Part, equipment, consumable that does not exceed thirty-five thousand Brazilian Reais (R$ 35,000.00) shall be determined in accordance with the Time and Material Rates.

2.12	Use of New Technology

Contractor may utilize new technology (improved Parts that are not generally commercially available on the Contract Effective Date) in the performance of maintenance to enhance Facility performance and/or improve the Facility maintenance/part intervals and/or maintenance spend.

In addition, as part of the services provided, Contractor shall undertake or apply inspections, techniques, monitoring and/or analyses (including, without limitation, Condition-Based Maintenance) consistent with the Good Industry Practices or advances in such practices, to (i) optimize outage intervals; (ii) minimize outage hours; (iii) optimize Parts usage, and/or (iii) optimize work scopes and maintenance activities. The use of new technology, when implemented by Contractor at Contractor option, will not be deemed as an Extra Work.

2.13	Use of Commercially Available Technology

Contractor shall use reasonable efforts to inform Owner if a type of Part to be repaired or replaced by Contractor during its performance of this Agreement (a “Current Part”) is commercially available from Contractor in an upgraded design (an “Upgraded Part”). If the Current Part and the Upgraded Part are both generally made available for sale by Contractor at the date of supply under this Agreement, Contractor may elect to supply either the Current Part or the Upgraded Part, provided that if the Upgraded Part is supplied, it shall be supplied at no additional cost to Owner. If the Current Part is not generally made available for sale by Contractor at the date of supply and an Upgraded Part is so available, Contractor shall supply the Upgraded Part at no additional cost to Owner. If the Current Part and the Upgraded Part are both generally made available for sale by Contractor at the date of supply and Owner elects to instruct Contractor to use the Upgraded Part, at the Owner’s written request, Contractor shall supply the Upgraded Part and Owner shall pay (i) any difference between the Time and Material Rates price of the Upgraded Part and the Time and Material Rates price of the Current Part it is replacing and (ii) any incremental cost or loss incurred by Contractor as a result of utilizing the Upgraded Part including, without limitation, any detrimental impact upon the Guaranteed Performance Commitment, provided in any case that Contractor has clearly and expressly informed Owner in advance of such detrimental impact or losses.

2.14	Use of Certain Refurbished Parts

In performance of its scope of work under this Agreement, Contractor may use parts that have been previously installed at a power generation facility other than the Facility and subsequently refurbished by Contractor.

Contractor shall be entitled to supply refurbished Parts as long as: (i) such Parts will be warranted similarly to new Parts in accordance with Article 8 (Warranty); and (ii) Contractor will provide to Owner Parts pedigree (taking into consideration possible restrictions due to confidentiality obligations with regards to Parts origin), provided that Owner shall have the right to refuse the installation provided however that consent shall not be unreasonably withheld.

2.15	Demobilization

On the date of expiration or earlier termination of this Agreement, Contractor’s obligations under this Article 2 of this Agreement shall end and Owner shall assume all responsibility regarding the Facility, including all operational and maintenance duties. (The passing of  such responsibilities from Contractor to Owner is referred to as the “Hand Over”.)

In connection with the Hand Over, Contractor shall, as reasonably possible, using the Facility Work Force perform the following:

(a)	Conduct a Facility equipment maintenance review and provide a report to Owner outlining any maintenance needs identified by the review.

(b)	Provide Facility maintenance records in a mutually agreed format.

(c)
Conduct a total plant inventory of all critical and maintenance spare parts, consumables, oils and chemicals, vehicles, hand and specialty tools and where practical most recent item unit price and provide a report (with preference to an unprotected spreadsheet) to Owner identifying the quantity and type of parts at Site or at the Repair Facility at the time of the review.

(d)	Prepare a list of Contractor equipment currently on site to be removed on or before the Hand Over.

(e)	Prepare a list of any software programs utilized by Contractor at the Facility relating to preventative maintenance and inventory control.

(f)
To the extent that Contractor’s licenses for the software programs identified in (e) above are assignable, upon the reasonable request of Owner and subject to the terms of such license(s), transfer such license(s) to the Owner. Contractor will provide information regarding license(s) transfer such as transfer fees, subscription fees and contact information.

(g)
Provide a list of the main subcontractors used by Contractor at the Facility (not including Affiliates of Contractor). Contractor will provide information regarding such main subcontracts such as contract amount and contact information.

(h)	Terminate any Facility-specific agreement of Contractor with such subcontractors.

(i)	Provide digital copies of such other non-proprietary documentation, utilized by Contractor in providing services for the Facility.

2.15.1
In the event that the Hand Over is to occur upon expiration of the Additional Term of this Agreement, 9 (nine) months prior to the date of expiration, the Parties will meet at least twice a month, and/or at a shorter periodicity as reasonably agreed, with the objective of achieving a smooth Hand Over.

2.16	Repair of Property Damage

To the extent that damage to the Facility is caused by Contractor, Contractor shall repair or  replace, at Contractor’s option, such damage to a limit as set below:

2.16.1	The Covered Units:

For the avoidance of doubt Covered Unit property damage rights and obligations described in this Section 2.16.1 shall not apply in the event that maintenance covered under the CSA applies to damage arising from the same cause or occurrence.

The first one million and five hundred thousand US Dollars (USD 1,500,000.00) of the price for Parts and services for each occurrence of Covered Unit property damage due to Contractor’s or subcontractor fault or negligence shall be borne by Contractor. This price shall be determined by the Time and Material Rates in effect at the time the work is performed (provided that in any case such price as per Time and Material rates does not exceed the standard market price).

2.16.2	The BOP Equipment

The first one million and five hundred thousand US Dollars (USD 1,500,000.00) of the price for Parts and services for each occurrence of BOP Equipment property damage due to Contractor’s or subcontractor fault or negligence shall be borne by Contractor. This price shall be determined by the Time and Material Rates in effect at the time the work is performed (provided that in any case such price as per Time and Material rates does not exceed the standard market price).

2.16.3
The price for parts and services for correction of Covered Unit property damage and BOP Equipment property damage that exceeds any of the foregoing amounts stated, respectively, in Sections 2.16.1 and 2.16.2 shall be invoiced as Extra Work at the Time and Materials Rates in effect at the time the work is performed. However, nothing in Sections 2.16.1 and 2.16.2 will prejudice Contractor’s obligation to repair the damage in full, should any of the exclusions to limitation of liability caps provided for in Section 9.1 be applicable, in which case, no repair will be invoiced by Contractor as Extra-Work.

2.17	GE Digital Software Solutions

In order to assist Contractor in its performance of this Agreement, Contractor will utilize a GE Digital Software Solutions, in accordance with the terms of Exhibit O, to monitor the Facility and/or its equipment and/or assist Contractor in its performance under this Agreement.

2.18	Use of Parts

For Routine Maintenance and Planned Maintenance: Contractor will bear the costs of such Parts up to the threshold per each Part of thirty-five thousand Brazilian  Reais (R$ 35,000.00) as provided for Section 2.11(b), and Owner will bear the costs for each Parts which individual cost exceeds such thirty-five thousand Brazilian Reais (R$ 35,000.00) as provided for Section 2.11(b).

For Unplanned Maintenance: Contractor will bear the costs of such Parts up to the threshold per event as provided for Sections 2.6.1 and 2.6.2, and Owner will bear the costs exceeding such threshold for event.

Contractor will also be entitled to make use of Parts kept in inventory, in which case the cost of replenishing of the relevant Parts will observe the preceding paragraphs of this Section 2.18.

2.19	Assumption Violation

Assumption Violation(s) will only entitle Contractor to (a) reduce the Guaranteed Performance Commitment to the extent such Guaranteed Performance Commitment is directly and proven affected by the Assumption Violation;  and/or (b) to charge additional  services and additional Parts as Extra-Work as per Section 2.7. The Parties acknowledge and agree that the Assumption Violation of the Assumption set forth by item (iii) of Exhibit J will have as its sole consequences the reducing of the Guaranteed Performance Commitment as per the relevant spreadsheet in Exhibit G and that the Parties will negotiate in good faith a new cash flow for this Agreement.

For avoidance of doubt, up to the one hundred and twenty-thousand FFH indicated as an Assumption in item (iii) of Exhibit J, the Pre-Mobilization Fee; the Mobilization Fee; the Additional Mobilization Fee; the BOP Equipment ISP Fee; the Monthly Fixed Fee; the unitary value of FFH applicable for calculating the Variable Monthly Fee; the Planned Maintenance Event Fee and the unitary prices referred in Exhibits Q will remain unchanged.

ARTICLE 3: OWNER RESPONSIBILITIES

3.1	Owner shall pay for any payment not reasonably disputed in good faith owed to Contractor, as per this Agreement.

3.2	Owner’s responsibilities include the following:

(a)	Owner shall propose their desired Owner’s Requirements and propose updates from time to time as necessary;

(b)
From the Commercial Operation Date, Owner shall allow Contractor to use in the performance of its obligations under the Agreement (i) the Initial Spare Parts as delivered by Contractor, (ii) the Operational Spare Parts for the Covered Units as supplied by the CSA Contractor, and (iii) any special tools and spare parts provided under the EPC Contract that are available;

(c)	Owner shall provide access to the Facility Work Force so that such personnel may attend to training sessions provided by the EPC Contractor or vendors under the EPC Contract;

(d)	Owner shall provide Contractor with a copy of the written Punch List with a status of all open items on or prior to the Commercial Operation Date;

(e)
Owner shall appoint an individual, who shall function as and be denominated Owner’s representative (the “Owner’s Representative”). The individual serving as Owner’s Representative may change from time to time during the Term provided that Owner will have an individual at all times serving such a role;

(f)
The Owner’s Representative (i) shall be designated to consult and coordinate with Contractor’s personnel on matters related to Contractor’s work scope; (ii) will be available to such an extent so as not to unreasonably delay performance of Contractor’s work scope; and (Hi) shall have the authority to make day-to-day decision on behalf of Owner in relation to the usual operation and maintenance of the Facility.

(g)
Except for the EPC Contractor and the CSA Contractor, Owner’s Representative shall, among other responsibilities, have the responsibility of notifying Contractor in advance of and coordinating activities between Contractor and other contractors not under Contractor’s control at the Facility. If anticipated activity of such contractors may impact Contractor’s performance under this Agreement, Owner’s Representative and Contractor shall mutually agree on the time and methods of the other contractor’ activity at or with respect to the Facility or the Site prior to other contractors commencing the activities;

(h)
Owner shall provide Contractor access to manuals, drawings, equipment tag lists, operation and maintenance procedures and recommendations, safety information, and other documentation relevant to Contractor’s obligations, delivered to Owner by any source regarding the Facility, Site, or any equipment or systems at the Facility or Site;

(i)
Owner shall file, obtain, maintain and provide a copy to Contractor of all authorizations, registrations, exemptions, permits and licenses and any updates thereof, required to lawfully own and operate the Facility, and that permit the on-Site performance of Contractor’s obligations under this Agreement, other than those required under law to be filed or held by Contractor in its name in order for Contractor to generally conduct business and employ personnel in the applicable jurisdiction;

(j)	Owner shall provide the Plan of Daily Operation and inputs to the Production Plan.

(k)	Owner shall provide access to the Facility and parts at the Facility on and after the Contract Effective Date as reasonably required by Contractor;

(l)
Owner shall promptly provide copies of all Facility and Site environmental, health and safety reviews, assessments, statements, reports, notifications from agencies and studies, and any updates or revisions thereof, relevant to performance of Contractor’s obligations under this Agreement. Contractor’s obligations, if any, arising from such reviews, assessments, statements, and studies, must be established through the Owner’s Requirements;

(m)	Owner shall provide information on its safety procedures relevant to Contractor’s performance under this Agreement;

(n)	Owner shall provide adequate and suitable lay down space, with utility connection and hard standing surface, as per the division of work in Exhibit I;

(o)
Owner shall supply within the Facility: (i) a maintenance shop and a laboratory, including all the required equipment, (ii) adequate warehouse space, (iii) toilet and washroom facilities and (iv) temporary office and facilities per the division of work in Exhibit I;

(p)
Owner shall arrange and provide for adequate climate control, lighting, communication, connectivity, and utility services (such as water/sewer services, water/waste treatment, and electricity) for the Facility per the division of work in Exhibit I;

(q)	Owner shall provide Site security in accordance with Article 12 (Health, Safety and Security) and Exhibit I;

(r)	Owner shall provide Incoming Fuel and water in such quantities and quality as required for operation and maintenance of the Facility;

(s)	Owner shall arrange for and conduct the business of sale of energy generated by the Facility;

(t)	Owner shall be responsible for all contracting and relations with fuel suppliers, Owner’s customers, utility suppliers, and other Owner suppliers;

(u)
Except for permits to be obtained by Contractor per Sections 2.3 (p) and 3.2 (i), Owner shall manage the relationships and conduct the interactions and communications with all governmental, regulatory and community bodies, agencies and groups regarding the Facility and Site, and work to be performed on the Site, including without limitation, approving, signing and submitting all required or desirable reports, certifications, applications and other documents. Without limiting the generality of the foregoing, Owner shall report as required by applicable laws, regulations and permits any exceedance of the limits under any permit related to the Facility. Upon Owner’s reasonable request, Contractor may, from time to time assist the Owner in preparation of such documents by furnishing Facility data or information in Contractor’s possession at the Site; and

(v)
Owner shall provide the Facility and the Site free and clear of all toxic substances and Hazardous Materials, other than those materials required for the Facility operation (and/or as otherwise provided for under this Agreement) and contained in a manner compliant with all safety and environmental regulations and applicable laws.

3.3
Owner agrees that all parts, materials and services, other than Parts delivered by Contractor under this Agreement, that it provides or makes available to Contractor in connection with this Agreement shall be free from defects in materials and workmanship  and performed in a competent, diligent manner, except for the following:

(a)	those provided by the EPC Contractor and/or the CSA Contractor; and/or

(b)	Parts Directly Purchased by Owner.

3.4	Owner’s Default

To the extent Owner’s failure to perform its obligations under this Agreement proven and directly affects Contractor’s ability to perform Contractor’s obligations under this Agreement, Contractor will not be held liable for the corresponding direct impact on the performance of Contractor’s obligations and will be entitled to claim for the evidenced costs resulting from such Owner’s failure.

ARTICLE 4: TERM AND TERMINATION

4.1	Term

This Agreement shall become effective on the Contract Effective Date and shall expire, unless sooner terminated in accordance with the provisions of this Agreement, upon the first to occur of the following:

[OPTION A]
(a)	Sixteen (16) years from the Commercial Operation Date; or

(b)	Twenty-one (21) years from the Effective Date.

or

[OPTION B]
(a)	Twenty-five (25) years from the Commercial Operation Date; or

(b)	Thirty (30) years from the Effective Date.

4.1.1
The “Term” is the time from the Contract Effective Date to expiration or earlier termination. References to the “Additional Term” mean the time until expiration as described  above rather than an earlier termination.

4.1.2
Up to twenty (20) months prior to Commercial Operation Date, Owner will choose, at its sole discretion, whether it will follow Option A or Option B for the Term of this Agreement. If Owner chooses to implement Option B, the relevant CSA fees will be decreased as provided under the CSA Contract. Furthermore, the payments that will be due from Owner to Contractor under this Agreement will follow either relevant Option A or Option B, as provided for in Article 5 (Payments), depending on Owner’s choice for the Term.

4.2	Termination

4.2.1	Termination for Default and/or Insolvency

4.2.1.1
Either Party (the “Non-Defaulting Party”) may terminate this Agreement if the other Party (the “Defaulting Party”) (i) becomes Insolvent or (ii) the Defaulting Party commits a material breach of this Agreement and fails to cure the breach within thirty (30) days of notice from the Non-Defaulting Party, or if it is not possible to cure such breach within thirty (30) days of such notice, fails to commence to cure the breach within thirty (30) days or fails to thereafter continue diligent efforts to complete the cure as soon as reasonably possible. Failure to make a payment required by Article 5 (Payments) of this Agreement is a material breach.

4.2.1.2
In the case of termination for default and/or insolvency pursuant to Section 4.2.1.1 the Defaulting Party shall pay the Non-Defaulting Party the Termination Amount specified in Section 4.2.7. In addition, all payments required under this Agreement for Contractor’s performance prior to the effective date of such termination and all payments due prior to such termination date shall also be paid in accordance with this Agreement.

4.2.1.3
The foregoing specified in this Section 4.2.1 shall be the sole and exclusive rights and liabilities of the Non-Defaulting Party and Defaulting Party, respectively, on account of termination for default and/or Insolvency and the breach giving rise to such termination.

4.2.2
If this Agreement is terminated on account of an Excusable Event in accordance  with Section 19.2, Owner shall pay to Contractor(i) all payments due prior to such termination date and (ii) Contractor’s demobilization costs including any severance packages for the Facility Work Force as reasonably incurred by Contractor. In the event this Agreement is terminated on account of an Excusable Event in accordance with Section 19.2, payment of the Termination Amount specified in Section 4.2.7 is not required.

4.2.3
Should the EPC Contract be terminated by whatever reason and regardless of Owner’s and/or EPC Contractor’s default thereto, either Patty will be entitled to terminate this Agreement upon notice to be served to the other Party no later than six (6) months counted as from the effective termination of the EPC Contract. In the event this Agreement is terminated as per this Section 4.2.3, Owner shall pay to Contractor all not reasonably disputed in good faith payments that were due up to such termination, but no Termination Amount will be due.

4.2.4
Should the CSA Contract be terminated by whatever reason and   regardless of Owner’s and/or CSA Contractor’s default thereto, Owner will be entitled to terminate this Agreement upon notice to be served to the other Party no later than six (6) months counted  as from  the  effective termination of the CSA Contract. In the event this Agreement is terminated as per this Section  4.2.4, Owner shall pay to Contractor all not reasonably disputed in good faith payments that were due up to such termination, but no Termination Amount will be due by one Patty to the other.

4.2.4.1.
In the event Owner chooses to terminate this Agreement because the CSA Contract has been terminated due to Owner’s default, Owner will pay to Contractor the direct costs reasonably incurred by Contractor for demobilization up to a limit of five hundred thousand Brazilian Reais (R$ 500,000.00), as evidenced by Contractor.

4.2.5
Without prejudice to additional termination rights by Owner, this Agreement will be terminated immediately upon notice served, at any time, by Owner to Contractor, in the event  Contractor  has reached the cap of liquidated damages provided by Exhibit G during any 5 (five) consecutive years. Upon such termination by Owner, Contractor will solely pay for the applicable liquidated damages that has still not been paid by Contractor up to the relevant cap as provided by Exhibit G, but no Termination Amount will be due.

4.2.5.1
The Parties acknowledge and agree that should a single outage cause the cap for liquidated damages to be reached during 5 (five) consecutive years, Owner will not be entitled to terminate this Agreement under Section 4.2.5.

4.2.6
Upon completion of the tenth (10th) year of Operation Phase and at any time thereafter, Owner will be entitled to, at its sole discretion, terminate this Agreement for its convenience by serving  a    notice to the Contractor. Should Owner exercise its right to terminate this Agreement by its convenience, further to not reasonably disputed in good faith payments that were due up to such termination, all that Owner will be subject to pay to Contractor is the amount determined by the relevant table below for the year in which the termination by convenience is effected (“Termination by Convenience Amount”). Only one of the tables below will be applied, as per Option A or Option B elected by Owner for the Term in accordance to Section 4.1.

Amounts below are expressed in USD

O&M TERMINATION FOR CONVENIENCE OPTION A 16 YEAR WINDOW OPENS @ YEAR 11		O&M TERMINATION FOR CONVENIENCE OPTION B 25 YEAR WINDOW OPENS @ YEAR 11
YEAR	TERMINATION AMOUNT	YEAR	BASE TERMINATION AMOUNT
11	$5,792,700	11	$5,975,000	BTA 11
12	$4,634,400	12	$5,000,000	BTA 12
13	$3,476,100	13	$4,025,000	BTA 13
14	$2,317,800	14	$3,050,000	BTA 14
15	$1,159,500	15	$2,075,000	BTA 15
16	$0	16	$1,100,000	BTA 16
		17	$978,600	BTA 17
		18	$856,400	BTA 18
		19	$734,200	BTA 19
		20	$612,000	BTA 20
		21	$489,800	BTA 21
		22	$357,600	BTA 22
		23	$245,400	BTA 23
		24	$123,200	BTA 24
		25	$0	BTA 25

FORMULA FOR CALCULATING THE OPTION B 25y TERMINATION AMOUNT (TA)

TAk = BTAk + l x ($4,400,000 x (AFHk/75,000)) + D x ($4,400,000 x (120,000 - AFHk)/120,000)
TAk = Termination Amount on year k

BTAk = Base Termination Amount on year k according to above table

AFHk = (the sum of the accumulated FFH on all gas turbine Covered Units) / 3 on year k

k = 11 to 25

l = 1 if AFHk <= 75,000 ; l = 0 if AFHk >75,000
D = 1 if AFHk > 75,000 ; D = O if AFHk <= 75,000
0 <= AFHk <= 120,000

4.2.6.1. The Termination by Convenience Amount shall be the sole and exclusive right of Contractor and the sole and exclusive liability of Owner, on account of Owner’s termination by convenience pursuant to Section 4.16.

4.2.7
The Defaulting Party, giving cause to  the  termination, shall pay to the other Party a pre-established amount as liquidated damages applicable to the relevant year of termination as reflected in the below table (the “Termination Amount”). The Termination Amount will follow either relevant Option A or Option B, as provided for in Article 5 (Payments), depending on Owner’s choice for the Term. In no event one Party will be entitled to charge both Option A and Option B as Termination Amount.

In any event that the Termination Amount in accordance with this Article 4 is due, it shall be the sole and exclusive rights and liabilities of the Non-Defaulting Patty and Defaulting Party, respectively, on account of termination for default and/or Insolvency and/or such other cause for termination and/or the breach giving rise to such termination.

[OPTION A – Term of this Agreement corresponding to 16 (sixteen) years]

From Contract Effective Date
2017	1	R$ 0	PRE MOB
2018	2	R$ 0
2019	3	R$ 14’500’000	MOB
2020	4	R$ 13’300’000	OPS
2021	5	R$ 12’100’000
2022	6	R$ 10’900’000
2023	7	R$ 10’200’000
2024	8	R$ 9’400’000
2025	9	R$ 8’600’000
2026	10	R$ 7’800’000
2027	11	R$ 7’000’000
2028	12	R$ 6’000’000
2029	13	R$ 5’100’000
2030	14	R$ 4’300’000
2031	15	R$ 3’400’000
2032	16	R$ 2’600’000
2033	17	R$ 1’700’000
2034	18	R$ 1’500’000
2035	19	R$ 1’500’000
Or

[OPTION B - – Term of this Agreement corresponding to 25 (twenty-five) years]

From Contract Effective Date
2017	1	R$ 0	PRE MOB
2018	2	R$ 0
2019	3	R$ 14’500’000	MOB
2020	4	R$ 13’300’000	OPS
2021	5	R$ 12’100’000
2022	6	R$ 12’100’000
2023	7	R$ 10’900’000
2024	8	R$ 10’900’000
2025	9	R$ 10’200’000
2026	10	R$ 10’200’000
2027	11	R$ 9’400’000
2028	12	R$ 9’400’000
2029	13	R$ 8’600’000
2030	14	R$ 8’600’000
2031	15	R$ 7’800’000
2032	16	R$ 7’800’000
2033	17	R$ 7’000’000
2034	18	R$ 7’000’000
2035	19	R$ 6’000’000
2036	20	R$ 6’000’000
2037	21	R$ 5’100’000
2038	22	R$ 5’100’000
2039	23	R$ 4’300’000
2040	24	R$ 3’400’000
2041	25	R$ 2’600’000
2042	26	R$ 1’700’000
2043	27	R$ 1’500’000
2044	28	R$ 1’500’000

4.2.6
The Parties agree that the damages likely to be incurred by a Non-Defaulting Party or non-terminating Party in the event of termination will be difficult to measure, that the Termination Amount is reasonable, and that the Termination Amount shall be paid as liquidated damages in lieu of all such actual damages and not as a penalty.

4.2.7	Obligations Prior to Termination

Except as set forth in Section 19.3, termination or expiration of this Agreement shall not relieve either Party of any obligation arising out of work performed prior to termination.

ARTICLE 5: PAYMENTS

5.1	Owner shall make all undisputed payments referred in this Article within thirty (30) days of Contractor’s invoice, without deduction or set-off, unless as otherwise expressly provided for herein.

5.2
For avoidance of doubt, all prices to be invoiced by Onshore Services Contractor and paid by Owner include the following taxes: PIS = 1.65%, CORNS = 7.6% and ISS = 5%. Any  increase in such rates shall entitle Contractor to gross up the balance and any decrease (or concession of  tax benefits decreasing such rates) shall entitle Owner to offset the positive balance from future invoices.

5.3
The Parties acknowledge and agree that, depending on Owner’s choice for the Term and/or Additional Term, as provided for in Section 4.1.1, the payments that Owner will make to Contractor will be different. In that sense, the references to Option A or Option B in this Article  5 indicate which value will be charged from Contractor in relation to each scope of work. In no event Contractor will be entitled to charge both Option A and Option B.

5.4	Fees

In consideration of the work scope as described in this Agreement, Owner shall pay the following fees:

5.4.1	Pre-Mobilization Fee

5.4.2	For the Pre-Mobilization services provided by Contractor, on the last day of Pre-Mobilization Phase, Contractor shall invoice a single fee (“Pre-Mobilization Fee”), at one (01) instalment:

[OPTION A – (Agreement’s Term corresponding to 16 years)]
[***] Brazilian Reais (R$ [***])

or

[OPTION B – (Agreement’s Term corresponding to 25 years)]
[***] Brazilian Reais (R$ [***])

5.4.3	Mobilization Fee

For the Mobilization Services provided by Contractor, Contractor shall invoice the total amount described below (“Mobilization Fee”), which will be divided in 12 (twelve) equal instalments, each to be invoiced monthly, on or about the fifth day of the Mobilization Phase and on or about the fifth of each month thereafter.

[OPTION A – (Agreement’s Term corresponding to 16 years)]
[***] Brazilian Reais (R$ [***]).

or

[OPTION B - – Term of this Agreement corresponding to 25 (twenty-five) years]
[***] Brazilian Reais (R$ [***])

5.4.3.1.
In the event that the Operation Phase commences less than twelve (12) months after the commencement of the Mobilization Phase, Contractor shall be entitled to immediately  invoice the remaining balance of the Mobilization Fee, so as to reach the overall amount indicated in Option A or Option B of Section 5.4.3, whichever applicable.

5.4.3.1.2
Should the Mobilization Phase be extended due to Owner’s fault, Owner will pay a monthly value of [***] Brazilian Reais (R$ [***]) for each month in addition to the 12 (twelve) month period of the Mobilization Phase (“Additional Mobilization Fee”). The Additional Mobilization Fee will be prorated for any period less than a month. For avoidance of doubt, should the Mobilization Phase be extended due to EPC Contractor’s delay under the EPC Contract, no Additional Mobilization Fee will be owed from Owner to Contractor.

5.4.3.2	BOP Equipment ISP Fee

For the supply of Initial Spare Parts, Contractor will invoice the total amount described below (“BOP Equipment ISP Fee”).

[OPTION A – Term of this Agreement corresponding to 16 (sixteen) years]
[***] US dollars ($ [***]).

Or

[OPTION B - – Term of this Agreement corresponding to 25 (twenty-five) years]
[***] US dollars ($ [***]).

5.4.3.2.1
Contractor will invoice the BOP Equipment ISP Fee as follows: (i)  thirty percent (30%) at the first day of the Mobilization Phase; and (ii) seventy percent (70%) upon delivery of the relevant Initial Spare Part, provided in any case that Contractor will  only make a single shipment per month.

5.4.3.2.2
Alternatively, up to 20 (twenty) months in advance to the Commercial Operational Date, Owner may choose - instead of paying for the BOP Equipment ISP Fee as provided above - to split such BOP Equipment ISP Fee in equal monthly instalments as per the spreadsheet provided for in this Section 5.4.3.2.2. In this specific case, Owner will present to Contractor a Letter of Credit in the amount of the BOP Equipment ISP Fee, issued by a bank with the Required Rating, in a form substantially similar to the model provided for in Exhibit P.

 [OPTION A – Term of this Agreement corresponding to 16 (sixteen) years]

PORTO DE SERGIPE O&M - BOP ISP ALTERNATIVE FACTORING PAYMENT OPTION (IN 2017 USD) - PAYMENTS TO BE ESCALATED - OPTION A - 16 YEARS
PAY #	PAYMENT DATE	QUARTERY PAYMENT AMOUNT
1	01-Mar-20	$[***]
2	01-Jun-20	$[***]
3	01-Sep-20	$[***]
4	01-Dec-20	$[***]
5	01-Mar-21	$[***]
6	01-Jun-21	$[***]
7	01-Sep-21	$[***]
8	01-Dec-21	$[***]
9	01-Mar-22	$[***]
10	01-Jun-22	$[***]
11	01-Sep-22	$[***]
12	01-Dec-22	$[***]

[OPTION B - –Term of this Agreement corresponding to 25 (twenty-five) years]

PORTO DE SERGIPE O&M - BOP ISP ALTERNATIVE FACTORING PAYMENT OPTION (IN 2017 USD) - PAYMENTS TO BE ESCALATED - OPTION B - 25 YEARS
PAY #	PAYMENT DATE	QUARTERY PAYMENT AMOUNT
1	01-Mar-20	$[***]
2	01-Jun-20	$[***]
3	01-Sep-20	$[***]
4	01-Dec-20	$[***]
5	01-Mar-21	$[***]
6	01-Jun-21	$[***]
7	01-Sep-21	$[***]
8	01-Dec-21	$[***]
9	01-Mar-22	$[***]
10	01-Jun-22	$[***]
11	01-Sep-22	$[***]
12	01-Dec-22	$[***]

5.4.4	Operation Fee

For the services to be performed by Contractor during the Operation Phase, Contractor will invoice monthly, each of such monthly invoice composed by a fixed fee and a variable fee, as provided for below (“Operation Fee”). The first invoice of the Operation Fee shall be submitted by Contractor on the fifth (5th) day of the following calendar month in which the Operation Phase has began and so forth for every subsequent month until the end of the Term.

5.4.4.1	Monthly Fixed Fee

The fixed component of the Operation Fee (“Monthly Fixed Fee”) shall be calculated as per the following:

[OPTION A – Term of this Agreement corresponding to 16 (sixteen) years]
(a)	[***] Brazilian Reais (R$ [***]) for each calendar month of the Operation Phase from the beginning of Operation Phase up to and including the tenth (10th) year of Operation Phase; and

(b)	[***] Brazilian Reais (R$ [***]) for each calendar month of the Operation Phase from and including the eleventh (11th) year of Operation Phase up to the end of the Term.

The amounts set forth in items (a) and (b) above shall be prorated for any partial months at the start and end of the related period, or in case of earlier termination of the Agreement.

or

[OPTION B - – Term of this Agreement corresponding to 25 (twenty-five) years]
(a)	[***] Brazilian Reais (R$ [***]) for each calendar month of the Operation Phase from the beginning of Operation Phase up to and including the tenth (10th) year of the Operation Phase;

(b)
[***] Brazilian Reais (R$ [***]) for each calendar month of the Operation Phase from and including the eleventh (11th) year of the Operation Phase up to and including the eighteenth (18th) year of Operation Phase; and

(c)	[***] Brazilian Reais (R$ [***]) for each calendar month of the Operation Phase from and including the nineteenth (19th) year of the Operation Phase up to end of Term.

The amounts set forth in items (a); (b) and (c) above shall be prorated for any partial months at the start and end of the related period, or in case of earlier termination of the Agreement.

5.4.4.2	Variable Monthly Fee

The variable component of the Operation Fee (“Variable Monthly Fee”) shall be calculated as per  the Factored Fired Hours of all Covered Units during the relevant month. Any fired hours prior to the Commercial Operation Date will not be charged.

[OPTION A – Term of this Agreement corresponding to 16 (sixteen) years]
From year 1 to 10: [***] Brazilian Reais and [***] centavos (R$ [***]) per FFH.

From year 11 to 16: [***] Brazilian Reais and ninety-eight centavos (R$ [***]) per FFH.

Or

[OPTION B - – Term of this Agreement corresponding to 25 (twenty-five) years]
From year I to 10: [***] Brazilian Reais (R$ [***]) per FFH.

From year 11 to 18: [***] Brazilian Reais (R$ [***]) per FFH.

From year 19 to 25: [***] Brazilian Reais (R$ [***]) per FFH.

5.4.4.3	Planned Maintenance Event Fee

In addition to the Operation Fee that may be due during the Operation Phase, Contractor will invoice a milestone payment for each Planned Maintenance Event (“Planned Maintenance Event Fee”), as described below:

[OPTION A – Term of this Agreement corresponding to 16 (sixteen) years]
From year 1 to 10: [***] Brazilian Reais (R$[***]) for each Planned Maintenance Event.

From year 11 to 16: [***] Brazilian  Reais (R$[***]) for each Planned Maintenance Event.

Or
[OPTION B - – Term of this Agreement corresponding to 25 (twenty-five) years]
From year 1 to 10: [***] Brazilian Reais (R$[***]) for each Planned Maintenance Event.

From year 11 to 18: [***] Brazilian Reais (R$[***]) for each Planned Maintenance Event.

From year 19 to 25: [***] Brazilian Reais (R$[***]) for each Planned Maintenance Event.

5.5	Extra Work, Unplanned Extra Work.

Contractor shall submit up to the fifth (5th) day of the following month, 1 (one) single invoice comprising all Extra Work and/or Unplanned Extra Work performed, provided – in any case – that  Owner has expressly approved such Extra Work and/or Unplanned Extra Work.

5.6	Guarantee Performance Commitment

For each Performance Year, the applicable performance bonus shall be included in, or the credit for liquidated damages shall be deducted from, the monthly invoice due on the first month of the next Performance Year, in order to implement the Guarantee Performance Commitment set forth by Exhibit G.

If the credit to which Owner is entitled due to the Guarantee Performance Commitment as provided for in the preceding paragraph cannot be entirely compensated by the first invoice due, Owner will be entitled to deduct any favorable balance from all future invoices until full compensation for the relevant credit is achieved.

5.6.1
In the event of termination or expiration of this Agreement, the applicable performance bonus or credit shall be reflected in a final invoice issued after the termination or expiration of the Agreement.

5.6.2
The Parties acknowledge and agree that the 6 (six) month-period commencing on Commercial Operation Date correspond to a ramp-up of the Facility and for that reason, no bonus and/or penalties will be assessed and/or measured during such period.

5.7	Method of Payment

5.7.1
Owner shall make all due and not reasonably disputed in good faith payments by wire transfer to the bank account(s) identified by Contractor within 30 (thirty) days counted as from Owner’s receipt of the related invoice.

5.7.2	Each entity constituting Contractor may separately invoice for its scope of work and Owner shall separately pay each invoice.

5.8	Price Escalation

The Pre-Mobilization Fee; the Mobilization Fee; the Additional Mobilization Fee; the BOP Equipment ISP Fee; the Monthly Fixed Fee; the unitary value of FFH applicable for calculating the Variable  Monthly Fee; the Planned  Maintenance Event Fee; the prices referred in Exhibits M; the threshold of thirty-five thousand Brazilian Reais (R$ 35,000.00) as provided for Section 2.11(b) for Routine Maintenance Parts; the thresholds for Unplanned Maintenance as provided for  in Sections 2.6.1 and 2.6.2; the property damage for the Facility as provided for in Section 2.16.1; the property damage of BOP Equipment as provided for Section 2.16.2; the limitation of liability values in Article 9 (Limitations of Liability), the reference values of bonus and liquidated damages set forth by Exhibit G, the Termination Amount and the Termination by Convenience Amount shall be escalated in accordance with this Section 5.8.

Said amounts shall be adjusted upward on an annual basis, beginning on January I, 2018, and on January 1 of each year thereafter, for (i) the values referred in this Agreement in Brazilian Reais, by the IPCA variation of the previous calendar year, with a minimum yearly increase of zero per cent (0%); and (ii) the values referred in US Dollars, by the CPI variation of the previous calendar year, with a minimum yearly increase of zero per cent (0%).

5.9	Late Payment

In addition to the foregoing, Owner shall pay interest to Contractor, on all due and not reasonably disputed in good faith amounts not timely paid in accordance with this Agreement, at a fluctuating per annum rate (i) for the Offshore Contractor, equal to the one year London Inter-Bank Offered Rate (“LIBOR”) then in effect, as published in the US Wall Street Journal, plus three percent (3%),  with changes in such fluctuating rate to take effect simultaneously with the corresponding change in LIBOR, not to exceed the maximum amount permitted by applicable law; and (ii) for the Onshore Contractor, equal to the one year National Consumer Price Index (“IPCA”) then in effect, as published in the Fundacao Genii° Vargas, plus six percent (6%), with changes in such fluctuating rate to take effect simultaneously with the corresponding change in IPCA, not to exceed the maximum amount permitted by applicable law.

ARTICLE 6: TITLE AND DELIVERY

6.1	Delivery

6.1.1	General Delivery Terms

Contractor shall be responsible for scheduling delivery of Parts for performance of Contractor’s obligations under this Agreement. Partial deliveries are permitted.

6.1.2	Shipment to Storage

If any of the Parts cannot be received by Owner when ready due to any cause directly attributable to Owner, Contractor may notify Owner of such cause and, if Owner does not correct in thirty (30)  days, Contractor may ship and deliver such Parts to storage. If such Parts are placed in storage, including storage at the Facility where manufactured, the following conditions shall apply: (a) title and risk of loss shall thereupon pass to Owner, if it had not already passed; (b) any  amounts otherwise payable to Contractor upon delivery or shipment shall be payable 30 (thirty) days counted as from presentation of Contractor’s invoices and certification of cause for storage; (c) all reasonable expenses incurred by Contractor, such as for preparation for and placement into storage, handling, inspection, preservation, insurance, storage, removal charges and any taxes shall be payable by Owner 30 (thirty) days counted as from Contractor’s invoices; and (d) when conditions permit and upon payment of all amounts due hereunder, Contractor shall resume delivery of the Parts to the originally agreed point of delivery

6.1.3	Delivery of Parts

For shipments to a Facility located within the same country  as the country of manufacture or origin of shipment, Contractor will deliver Parts Ex Works (EXW) (INCOTERMS 2010) the place  of manufacture, the warehouse, or other point of shipment to the Facility. For such EXW deliveries, Contractor may arrange carriage on behalf of Owner. For export shipments, Contractor shall deliver Parts (CPT) Port of Import (INCOTERMS 2010). Port of Import shall be Aracaju or  Recife.

Except if Contractor expressly undertakes on this Agreement to directly do the custom clearance, Contractor will provide Owner with the technical description and supporting documentation of the  Services and/or Parts, so as to allow Owner to identify the applicable Nomenclatura Comum do Mercosul classification applicable in Brazil and perform the relevant custom clearance.

6.2	Passage of Title

6.2.1	Passage of Title to Owner

Title to Parts to be shipped from the US shall pass from Contractor to Owner immediately after each item departs from the territorial land, seas, and overlying airspace of the US or after the moment Owner has paid for the Parts, whichever happens earlier. Title to Parts to be shipped from  within  the  country  of  the Facility shall pass to Owner when made available for shipment from the place of manufacture, the warehouse, or other point of shipment to the Owner. Title to Parts shipped directly from a manufacturer, warehouse, or other point of shipment to the Owner, located in EU but outside of the country of the Facility, shall pass to Owner at the earlier of the port of export immediately after the Parts have been cleared for export or immediately after each item departs from the territorial land, seas and overlying airspace of the EU sending country.  Title  to Parts to be shipped for any other country shall pass to Owner at the port of export immediately after the Parts have been cleared for export. Title to service work in progress at the Facility shall pass as such services are performed.

6.2.2	Passage of Title to Contractor

Contractor shall have the right, at its option, to take title to any such Parts which have been replaced with Parts supplied by Contractor under this Agreement. In the event that Contractor elects to exercise such option, Contractor will inform Owner and identify the parts and components  that Contractor has elected to acquire, undertaking to remove such Parts from the Site no later than 15 (fifteen) days counted as from the replacement. Title to such parts and components shall pass from Owner to Contractor (at the Site upon completion of the Outage during  which the replacement Part is installed). Contractor shall be responsible for packing such parts and components at the Site, custom clearing it for exportation from Brazil and all transportation costs out of Site, paying for any and all logistics and/or applicable taxes including, without limitation, the ones related to exiting the Brazilian territory and exportation. Furthermore, Contractor will refund the taxes related to the importation of Parts that had their enforceability suspended due to tax benefits and/or programs benefiting Owner (such as REIM), but which may become enforceable again and effectively charged, as a direct result from the transfer of title of such Parts from Owner to Contractor (regardless if such taxes are charged retroactively), including  the related penalties, fines and interest levied by fiscal authorities.

6.3	Risk of Loss

Risk of Loss or damage to Parts supplied by Contractor to Owner shall be borne by Contractor prior to the time of delivery (Port of Import) and by Owner upon and after the time of delivery.

6.4	Repair Services Logistics

6.4.1	Repair Services Conducted at the Repair Facilities

For Parts to which the Owner retains title when they are removed from the BOP Equipment, and which are to be repaired or refurbished at Repair Facilities and returned to Owner, the following shall apply:

Contractor shall be responsible, at its cost, for packing and preparing the Parts for shipment from the Site and Owner shall arrange, at Owner’s cost, the transportation of the parts to the Repair Facilities. Custom’s clearance for temporary exportation shall be Owner’s responsibility. For the transportation of the repaired Parts of BOP Equipment back to the Site, Contractor shall deliver, at its cost, such Parts back to Site, and Owner shall perform custom clearance. Notwithstanding any other provisions in this Agreement, including any reference to INCOTERMS, Owner shall bear risk of loss and related insurance costs for the Parts of BOP Equipment while in transit to the  Repair Facilities and Contractor shall bear the risk of loss for the Parts while they are at the Repair Facilities and until they are delivered back to Site. For Parts under warranty the procedure defined in Section 8.1 shall apply.

When Repair Services at Repair Facilities for Parts owned by Owner have been completed, Contractor shall arrange for shipment to the Site. Partial shipments are permitted. In the event that  Owner is not able to accept delivery of repaired Parts from the Repair Facilities at such time and shipment is postponed, then Section 6.1.2 shall apply.

All scrap and used parts and components that have been replaced during Repair Services made at  the Repair Facilities shall be the property of Contractor, undertaking Contractor to remove it from the Site no later than 15 (fifteen) counted as from the completion of the maintenance event and/or replacement of the relevant Part, whichever is the latest. Contractor shall be responsible for  packing such scrap and used parts at the Site, custom clearing it for exportation from Brazil and all transportation costs out of Site, paying for any and all logistics and/or applicable taxes including, without limitation, the ones related to exiting the Brazilian territory and exportation. Furthermore, Contractor will refund the taxes related to the importation of Parts that had their enforceability suspended due to tax benefits and/or programs benefiting Owner (such as REIDI), but which may become enforceable again and effectively charged, as a direct result from the transfer of title of such Parts from Owner to Contractor (regardless if such taxes are charged retroactively), including the related penalties, fines and interest levied by fiscal authorities.

6.4.1.1
For Parts that are exported from Brazil to Repair Facilities but are later assessed by Contractor at the Repair Facility as non-repairable, therefore not being subject to repair or reimported to Brazil, should Brazilian tax authorities levy any penalty and/or fine in relation to the non-reimport of such  Parts to Brazil, Contractor will be liable to it.

6.5	Contractor Equipment

Contractor shall retain title to any Contractor test equipment and other equipment, components, tools, sensors, instruments, systems or materials utilized by Contractor in connection with this Agreement, or loaned or made available to Owner, at the Site (collectively “Contractor Equipment”), whether remaining separate or attached to the Covered Unit(s) or other  parts of the Facility. Contractor shall be responsible for transit costs for such Contractor Equipment to and from the Site. Owner shall keep Contractor Equipment and any Contractor parts at the Site free and clear of any and all liens of Owner and Owner’s lenders, bondholders, contractors and other creditors of any nature. Upon termination or expiration of this Agreement, Contractor shall have the right to remove any Contractor Equipment, and parts to which Contractor has title, then remaining at the Site.

ARTICLE 7: INSURANCE

7.1	Contractor’s Insurance

7.1.1	During the Term of this Agreement, Contractor shall maintain the following insurance coverage:

(a)	Any coverage as required by Brazilian Law No 6,367 or similar applicable law with respect to Contractor’s employees;

(b)
Commercial General Liability or Public Liability insurance, for Contractor’s protection, in broad form including coverage for liability assumed under contract, providing coverage for bodily injury and property damage, naming Owner as additional insured but only to the extent of Contractor’s indemnifications obligations pursuant to Article 16 (Indemnification), with a combined single limit of not less than fifteen million US Dollars (USD 15,000,000) cumulative total of underlying and excess coverages; and

(c)
7.1.1.3 Automobile Liability insurance, for Contractor’s protection providing coverage for bodily injury and property damage with a combined single limit of not less than five million US Dollars (USD 5,000,000) cumulative total of underlying and excess coverage for all owned and non-owned vehicles used by Contractor in performance of services.

7.1.2
For each of the foregoing policies, Contractor shall provide to Owner, and shall request that the insurer provide to Owner, at least thirty (30) days, or in the case of non-payment of premium at least ten (10) days, advance written notice of cancellation.

7.1.3
Prior to commencement of any work under this Agreement, and not less than annually thereafter during the Term of this Agreement, Contractor shall deliver to Owner certificate(s) of insurance showing that the foregoing insurance is in full force and effect.

7.2	Owner’s Insurance

7.2.1	During the Term of this Agreement, Owner shall maintain or cause to maintain the following insurance coverage:

(a)	Any coverage as required by Brazilian Law No 6.367 or similar applicable law with regards to Owner’s employees;

(b)
Commercial General Liability or Public Liability insurance, for Owner’s protection, in broad form including coverage for liability assumed under contract, providing coverage for bodily injury and property damage with a combined single limit of not less than fifteen million US Dollars (USD 15,000,000) cumulative total of underlying and excess coverage;

(c)
All Risk Property and Boiler and Machinery Breakdown insurance and/or any other equivalent coverage covering the functional replacement value of the Facility, which shall include a waiver of subrogation in favor of Contractor and its Affiliates. If at any time Owner chooses to add business interruption coverage the waiver of subrogation shall extend  to include such coverage. Such waiver shall not release Contractor from its warranty obligations, and such warranty obligations shall be primary to insurance; and

(d)
Environmental Impairment Liability and Clean Up Cost insurance to cover both sudden and  gradual pollution with a fifteen million US Dollars (USD 15,000,000) limit per occurrence and in the aggregate annually, naming Contractor and its Affiliates as additional insured. In the event Owner chooses not to insure site environmental risk, failure to insured will no relieve Owner its obligations under law or contract, nor shall lack of Owner coverage impose any additional liability on Contractor.

7.2.2
For each of the foregoing policies, Owner shall provide to Contractor and shall request that the  insurer provide to Contractor unless otherwise restricted by law, at least thirty (30) days, or in the case of non-payment of premium at least ten (10) days, advance written notice of cancellation.

7.2.3
Prior to commencement of any work under this Agreement, and not less than annually thereafter during the Term of this Agreement, Owner- shall deliver to Contractor a certificate(s) of insurance showing that the foregoing insurance is in full force and effect. Upon requests of Contractor from time to time, Owner shall furnish Contractor with a complete copy of the insurance policy/policies described in Section 7.2.1 (c).

7.2.4
Contractor shall have the right, but not the obligation, to pay the premiums for such insurance described in Section 7.2.1. (c). In the event that Contractor pays any such premiums, Owner shall reimburse all such amounts within five (5) days of Contractor’s invoice therefor.

7.3	Failure to Maintain Insurance

Failure of either Contractor or Owner to maintain any insurance required under this Article 7 shall  constitute an event of material breach for the purposes of Section 4.2.1 and, in addition to termination rights after the elapse of the relevant cure period as set forth by this Agreement, the non-breaching Party shall have the right to immediately suspend performance and delivery until such breach is cured. The suspending Party shall give notice of said suspension within twenty-four (24) hours of suspension.

7.4	No Waiver of Rights

Owner’s or Contractor’s failure to demand any insurance certificates or any other evidence of full  compliance with the insurance requirements, or Owner’s or Contractor’s failure to identify any deficiency in each other’s insurance or certification of insurance shall neither be construed as  a waiver of either Owner’s or Contractor’s obligations to carry and maintain the insurance required under this Agreement nor relieve that deficient Party of its indemnification obligations or otherwise entitle it to any additional benefit under this Agreement.

ARTICLE 8: WARRANTY

8.1
Contractor warrants to Owner that the Parts delivered during the Term of this Agreement shall be  free from defects in material, workmanship and title and that services performed and/or Parts during the Term of this Agreement shall be performed and/or provided in accordance with Good Industry Practices. Contractor further warrants that all Parts and services, including the ones provided and/or replaced under warranty, are fit for purpose of power equipment and use according to manufacturer’s parameters and Good Industry Practices.

8.2
The foregoing warranties shall expire, (A) in the case of Parts, (i) if the Contractor installs the Part  under this Agreement, the earlier of one (1) year after first use of the Part or five (5) years after the date of delivery of the Part and four (4) years after delivery for all other parts; or (ii) if Contractor does not install the Part under this Agreement, the earlier of one (1) year after first use  of the Part, or eighteen (18) months after the date of delivery, and (B) in the case of services one (1) year after the performance of the service, provided that all warranties of Parts and services shall expire no later than one (1) year after the expiration or termination of this Agreement. Any defect, which is the basis for a warranty claim shall not be cause for any extension of the warranty period.

8.2.1
For Parts not directly manufactured by Contractor, their warranty shall not surpass the warranty period granted by the manufacturer to Contractor, provided, however, that such Parts are subject to a minimum of one (1) year after first use of the Part, or eighteen (18) months after the date of delivery, whichever is the earliest.

8.3
If any failure of Parts to meet the above warranties is discovered during the warranty period, Owner shall promptly notify Contractor in writing and make the applicable portion of the Facility available for correction of the defective Parts as soon as reasonably possible, and Contractor shall thereupon correct the defect by, at its option, repairing or replacing the defective Part(s). If any failure to meet the above warranties is discovered during the warranty period, Owner shall promptly notify Contractor in writing and provide Contractor such access as is necessary for re-performance, and Contractor shall thereupon correct the defect by re-performing the defective Service.

8.4
In fulfilling its warranty obligations as described in this Article 8, Contractor shall be responsible for the cost of opening and closing of the subject item of BOP Equipment in order to access Parts for warranty repair and replacement. Contractor shall not be responsible for the cost of removal or replacement of systems, structures or other parts of the Facility other than the particular item of  BOP Equipment which gives rise to the warranty claim, only in the case that said systems, structures or other parts of the Facility were modified after the Commercial Operation Date. The conditions and schedule of any additional tests that Owner choses to carry out in order to assess the warranty fulfillment by Contractor, shall be mutually agreed upon and Contractor may be represented at all tests that may be made.

8.5
Except where longer and/or more beneficial warranty terms in favor of the Owner are set forth in  a proposal for Extra Work from Contractor to Owner (in which case the specifically warranty terms apply), the provisions of this Article 8 shall apply to Extra Work which Contractor agrees to undertake pursuant to this Agreement.

8.6
Should any defect of Part give rise to a warranty claim under the EPC Contract, then Owner shall seek remedy from the EPC Contractor and Contractor shall have no responsibility for repair of defects, Unplanned Maintenance, or other failures, which are covered under a warranty in the EPC  Contract. However if the failure is caused by defective Parts and/or services from Contractor and the EPC Contract warranty does not apply, then Contractor shall be responsible for the repair and/or replace under the terms of this Agreement, without being entitled to charge this as Extra Work.

8.7	Contractor also provides a Guaranteed Performance Commitment in accordance with Exhibit G.

8.8
Except for Section 4.2.1 and Article 16 (Indemnification), the preceding paragraphs of this Article  8 set forth the exclusive remedies for all claims based on failure of or defect in the Parts and services provided under the Agreement or Contractor’s performance, whether the failure or defect arises before or during the applicable warranty period and whether a claim, however instituted,   is  based  on  contract , warranty, indemnity, tort/extracontractual  liability (including negligence), strict liability or otherwise. The foregoing warranties and guarantees are exclusive and are in lieu of all other warranties and guarantees whether written, oral, implied or statutory. NO IMPLIED OR STATUTORY WARRANTY OR WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE SHALL APPLY.

ARTICLE 9: LIMITATIONS OF LIABILITY

9.1
THE TOTAL LIABILITY OF CONTRACTOR, ON ALL CLAIMS OF ANY KIND ARISING FROM OR RELATING TO THIS AGREEMENT, ACCRUING DURING ANY CALENDAR YEAR, ARISING OUT OF THE PERFORMANCE OR BREACH OF THIS AGREEMENT, OR  THE USE OF ANY PARTS OR THE PROVISION OF ANY SERVICES, SHALL NOT EXCEED ELEVEN MILLION US DOLLARS (USD 11,000,000) AND IN NO EVENT SHALL THE CUMULATIVE TOTAL LIABILITY OF CONTRACTOR ON ALL SUCH CLAIMS OF ANY KIND UNTIL THE TIME ALL SUCH LIABILITY ENDS, EXCEED SIXTY MILLION US DOLLARS (USD 60,000,000). SUCH ANNUAL AND/OR TOTAL LIABILITY LIMITS TO  BE ESCALATED AS PER SECTION 5.8.

THE LIMITS OF LIABILITY REFERRED TO IN SECTION 9.1 ABOVE (ANNUAL AND/OR TOTAL LIABILITY LIMITS) SHALL NOT APPLY IN THE FOLLOWING CASES:

(a)	DIRECT COSTS INCURRED BY CONTRACTOR TO REPAIR OR REPLACE ANY DEFECTIVE PARTS OR SERVICES IN ACCORDANCE WITH ARTICLE 8 (WARRANTY);

(b)	INDEMNIFICATION OBLIGATIONS PURSUANT TO ARTICLE 16 (INDEMNIFICATION) FOR PERSONAL DAMAGES (DEATH/BODILY INJURY) AND/OR THIRD PARTY PROPERTY;

(c)	FINES AND PENALTIES TO THE EXTENT RESULTING FROM CONTRACTOR’S VIOLATION OF LAWS AS SET FORTH IN SECTION 16.3;

(d)	CONTRACTOR’S LIABILITY ARISING OUT OF WILLFUL MISCONDUCT, GROSS NEGLIGENCE OR FRAUD;

(e)	INDEMNITY OBLIGATIONS FOR INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS PURSUANT TO ARTICLE 17 (INTELLECTUAL PROPERTY) HEREOF.

FOR AVOIDANCE OF DOUBT, SECTION IN 9.1 WILL NOT LIMIT CONTRACTOR’S OBLIGATION  TO  PAY  DIRECTLY  TO   PUBLIC  AUTHORITIES  IN   ANY  AMOUNT CLAIMED DIRECTLY BY SUCH AUTHORITY AGAINST CONTRACTOR.

9.2
ALL CONTRACTOR LIABILITY SHALL END UPON EXPIRATION OF THE APPLICABLE  WARRANTY PERIOD AND, IN NO EVENT, LATER THAN THREE (3) YEARS FOLLOWING TERMINATION OR EXPIRATION OF THIS AGREEMENT, WHICHEVER IS EARLIER.

9.3
IN NO EVENT SHALL CONTRACTOR OR ITS SUBCONTRACTORS OR SUPPLIERS BE LIABLE FOR LOSS OF PROFIT OR REVENUES, LOSS OF USE OF THE FACILITY OR THE COVERED UNIT(S) OR ANY ASSOCIATED EQUIPMENT, cos.”‘ OF CAPITAL, COST  OF SUBSTITUTE EQUIPMENT, FACILITIES, SERVICES OR REPLACEMENT POWER, DOWNTIME COSTS, CLAIMS OF OWNER’S CUSTOMERS FOR SUCH DAMAGES, OR FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, INDIRECT, PUNITIVE OR EXEMPLARY DAMAGES. IN NO EVENT SHALL OWNER OR ITS SUBCONTRACTORS OR SUPPLIERS BE LIABLE FOR LOSS OF PROFIT OR REVENUES,  LOSS OF USE OF CONTRACTOR EQUIPMENT, COST OF CAPITAL, COST OF SUBSTITUTE EQUIPMENT, DOWNTIME COSTS, OR FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, INDIRECT, PUNITIVE OR EXEMPLARY DAMAGES. FOR THE AVOIDANCE OF DOUBT, THE FOREGOING DOES NOT REPRESENT A WAIVER OF OWNER’S OBLIGATIONS TO PAY FOR THE PRICE OF THE PRESENT AGREEMENT.

9.3.1
FOR AVOIDANCE OF DOUBT, THE TERMINATION FEE THAT MAY BE DUE FROM ONE PARTY TO THE OTHER PARTY AS PER ARTICLE 4 (TERM AND TERMINATION) AND/OR ANY LIQUIDATED DAMAGES OR BONUSES IN ACCORDANCE WITH EXHIBIT G (GUARANTEED PERFORMANCE COMMITMENT) WILL NOT BE PRECLUDED BY THE SECTION 9.3.

9.4
EXCEPT TO THE EXTENT CONTRACTOR HAS RESPONSIBILITY UNDER ARTICLE 8 (WARRANTY) AND SECTION 6.3, OR AN OBLIGATION TO REPAIR UNPLANNED MAINTENANCE OR REPAIR OF PROPERTY DAMAGE UNDER SECTION 2.16, OWNER WAIVES RIGHTS OF RECOVERY AGAINST CONTRACTOR FOR LOSS OR DAMAGE TO  PROPERTY OF OWNER.

9.5
FOR THE PURPOSES OF THIS ARTICLE 9, THE TERM “CONTRACTOR” SHALL MEAN CONTRACTOR, ITS AFFILIATES, SUBCONTRACTORS AND SUPPLIERS OF ANY TIER, AND THEIR RESPECTIVE AGENTS AND EMPLOYEES, WHETHER INDIVIDUALLY OR COLLECTIVELY.

9.6
THE   LIMITATIONS    AND   EXCLUSIONS    IN   THIS    ARTICLE  9   SHALL   APPLY REGARDLESS OF WHETHER A CLAIM IS BASED IN CONTRACT, WARRANTY, INDEMNITY, TORT/EXTRA-CONTRACTUAL LIABILITY (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE. THE PROVISIONS OF THIS ARTICLE 9 SHALL PREVAIL OVER ANY CONFLICTING OR INCONSISTENT PROVISIONS CONTAINED IN  ANY OF THE DOCUMENTS COMPRISING THIS AGREEMENT, EXCEPT TO THE EXTENT THAT SUCH PROVISIONS FURTHER RESTRICT CONTRACTOR’S LIABILITY.

ARTICLE 10: DISPUTE RESOLUTION

10.1
This Agreement shall be governed by and construed in accordance with the laws of England and Wales without giving effect to any choice of law rules that would cause the application of laws of  any other jurisdiction (“Governing Law”).

10.2
All disputes arising in connection with this Agreement shall be settled, if possible, by negotiation of the Parties. If the matter is not resolved by such negotiations, either Party may, by the giving of  written notice, cause the matter to be referred to a meeting of appropriate higher management of the Parties. Such meeting shall be held within ten (10) business days following the giving of the written notice.

10.3
If the matter is not resolved within twenty (20) business days after the date of the notice referring the matter to appropriate high management, or such later date as may be mutually agreed upon, then the dispute may be submitted to non-binding mediation upon the mutual agreement of the Parties. In the event of mediation, mediator fees shall be shared equally by the Parties.

10.4
If the matter is not resolved through such mediation (or within twenty (20) business days after the  date of the notice referring the matter to appropriate higher management, or such later date as  may be mutually agreed upon, if there is no mediation), then the dispute shall be finally settled by arbitration under the Rules of Arbitration of the International Chamber of Commerce (“ICC Rules”) by three arbitrators appointed in accordance with the ICC Rules, without recourse to common or commercial courts. Each Party shall have the right by giving notice to the other Party to refer a dispute or controversy to arbitration at any time after the time described in the previous sentence. The notice shall identify the name and address of the arbitrator appointed by the Party giving notice and the points of dispute.

10.5
Within thirty (30) days after receipt of such notice, the other Party shall give notice to the first Party of the appointment and name and address of the second arbitrator. Within sixty (60) days after appointment of the second arbitrator, the two (2) arbitrators so appointed shall appoint a third  arbitrator as chairman of the arbitration tribunal. If any appointment is not made within the time specified, then the Secretary General of the International Chamber of Commerce shall have the power, on the request of either Party, to make such appointments.

10.6
The arbitration shall be conducted in the English language. The legal seat of the arbitration shall be London, England, or such other location as mutually agreed upon by the Parties. In arriving at  their decision, the arbitrators shall consider the pertinent facts and circumstances and be guided by the terms and conditions of this Agreement; and, if a solution is not found in the terms of this Agreement, the arbitrators shall apply the Governing Law of the Contract as defined in Section 10.1. Both Parties shall have the right to present documentary evidence, witnesses, and to cross-examine witnesses. The decision of the arbitrators shall be final and binding upon both Parties, and may be entered in any court having jurisdiction thereof. Neither Party shall seek recourse to a  law court or other authorities to appeal for revisions of such decision. Each Party shall be liable for its own attorneys’ fees and other litigation expenses. International Chamber of Commerce and  arbitrator fees and expenses for the arbitration shall be shared equally. On request of either Party, a transcript of the hearings shall be prepared and made available to the Parties.

10.7
Notwithstanding the foregoing, each Party shall have the right at any time, at its option and where legally available, to commence an action or proceeding in a court of competent jurisdiction, subject to the terms of this Agreement, in order to seek and obtain a restraining order or injunction,  but not monetary damages, to enforce the confidentiality provisions set forth in Article  11 (Confidentiality) and the no nuclear use restrictions set forth in Article 23 (No Nuclear Use). Monetary damages shall only be available in accordance with procedures set out in Sections 10.1, 10.2, 10.3, and 10.4.

ARTICLE 11: CONFIDENTIALITY

Information, suggestions or ideas transmitted in connection with performance hereunder are not to be regarded as secret or submitted in confidence except in accordance with this Article 11.  Any  information disclosed by either Party in connection with this Agreement and designated in writing, by label, stamp or other written communication by the disclosing Party as “confidential” or “proprietary” at the time of disclosure (or in the case of verbal disclosure, verbally identified as  “confidential” or “proprietary” at the time of disclosure and then confirmed in writing as  “confidential” or “proprietary” within ten (10) days after the verbal disclosure) shall be treated as “Confidential Information” subject to this Article 11. It is agreed that all prices, and this Agreement and all drafts hereof, shall be considered Contractor’s Confidential Information at all times. The recipient Party agrees (i) to treat such Confidential Information as confidential and not  disclose it to third parties other than Contractor Affiliate entities as necessary for performance of this Agreement, (ii) to restrict the use of such Confidential Information to matters relating to the recipient Party’s performance of this Agreement, and (iii) to restrict access to such information  to employees of the recipient Party and Contractor’s Affiliate entities whose access is necessary in the implementation of this Agreement. All copies of written Confidential Information will be returned to the disclosing Party upon request (i) except to the extent that an item of such information is designated to be retained by the recipient Party pursuant to a specific provision of this Agreement, and (ii) Contractor may retain one copy of Owner Confidential Information until such time as all its liability under this Agreement terminates.

11.2
The foregoing restrictions do not apply to Confidential Information which: (i) is, or becomes, publicly known other than through a breach of this Article 11 or other illegal or wrongful act; (ii) is in possession of the recipient Party prior to receipt from the disclosing Party, or (iii) is independently developed by the recipient Party, provided that the person or persons developing the same have not had access to such Confidential Information from the disclosing Party under this Agreement, (iv) is furnished to others by the disclosing Party without restrictions similar to those herein on the right of the receiving Party to use or disclose, or (v) must be disclosed pursuant to requirements of law or valid legal process, provided that the Party intending to make disclosure in response to such requirements or process shall promptly notify the disclosing Party in advance of any such disclosure and reasonably cooperate in attempts to maintain the confidentiality of the Confidential Information. The confidentiality obligations set forth in Section 11.1 with respect to  an item of Confidential Information shall expire upon the latter of (a) two (2) years following expiration or earlier termination of this Agreement or (b) four (4) years from the disclosure of such  item of Confidential Information.

11.3
Notwithstanding the foregoing, Contractor shall have the right, in its discretion, to gather, retain, and  use  data  and  information concerning Parts, Covered Unit(s), BOP Equipment and Facility performance, so long as Contractor does not disclose to any party not a Contractor Affiliate the identification of the Owner in connection with a particular item of data or information.

ARTICLE 12: HEALTH, SAFETY AND SECURITY

12.1	Health and Safety

12.1.1	Starting on the Commercial Operation Date, Contractor will implement the Health and Safety Program, following its procedures when performing the Operation Services, as per Section 2.3.2 (o).

12.1.2
Prior to the Contractor acknowledges and agrees, that prior to Commercial Operation Date, EPC Contractor will have control of the Site and since Contractor is aware of EPC Contractor’s plans and design for the Facility, Contractor warrants that the Site prior to Commercial Operation Date will be on conditions suitable for the services of the Pre-Mobilization Phase and Mobilization Phase.

12.2
Without prejudice to Sections 24.3, 24.3.1 and 24.3.2, if security or safety of Contractor’s personnel or the safe performance of services is, or is apt to be, imperiled by security concerns (including but not limited to war (declared or undeclared), armed conflict or threatened conflict, civil unrest or riots, terroristic acts or threats, ), Contractor may remove some or all of its personnel  from the Site or area and/or suspend performance of all or any part of its services and/or perform and/or supervise work from an alternate location determined by Contractor. Owner shall assist in any evacuation of Contractor personnel from the Site. Any of the foregoing shall be considered to be an Excusable Event.

12.2.1
Notwithstanding anything to the contrary: (a) reference to “safety”, “safely” or words of similar import in connection with the Contractor’s work scope or obligations do not include or establish any reference or responsibility for security at the Facility or personnel at the Facility; and (b) the Contractor shall have no obligation or liability regarding the adequacy of security or security plans  or procedures for the Facility, Site, or personnel at the Facility or Site.

12.3	Owner’s Security Program

At all times while Contractor’s personnel are on or about the Facility or Site, or expected to be on or about the Facility or Site, Owner shall provide security equipment, facilities, personnel (including gatehouse men), and measures adequate to protect (i) such Contractor personnel against  potential threats to their safety or well-being and (ii) the Facility. In periods where the plant is unmanned, a system replicating the plant alarms shall be available and functioning in  the gatehouse and in case of alarms the gatehouse man shall promptly call Contractor’s stand-by personnel.

ARTICLE 13: SUPPLEMENTAL PAYMENT TERMS

13.1	Non-fulfillment

In addition to its other rights, if Owner fails to perform any payment not reasonably disputed in good faith in this Agreement within 30 (thirty) days after its due date or becomes Insolvent, Contractor may suspend performance, delivery and/or the eventually affected Guaranteed Performance Commitment and/or thereafter require full or partial payment in advance. Any reasonably incurred and duly evidenced cost by Contractor in accordance with such suspension (including storage costs) shall be payable by Owner upon submission of Contractor’s invoices.

ARTICLE 14: ASSIGNMENT

14.1	The rights under this Contract will not be assignable by either Party in whole or in part without the prior written consent of the other Party, with the exception of:

(a)
Owner’s assignment of its rights hereunder, without the consent of Contractor, to the Lenders or an agent of the Lenders. In such case, Contractor shall enter into any consent and direct agreement as may be reasonably agreed to by Contractor, Owner and the Lenders,  provided that such any Lender or agent is not entity which would cause Contractor to be in violation of US and applicable law (including International Treaties and International Conventions);

(b)
Owner shall also have the right to transfer, by way of assignment or novation to an Owner Affiliate, all of its rights and obligations under this Agreement, provided that the transferee Owner Affiliate has the legal, financial and technical capability to perform the Agreement and is not a Competitor of Contractor, and that such a transfer would not cause Contractor to be in violation of any laws or regulations; and

(c)
Contractor’s assignment of its rights to Contractor’s Affiliates (provided that in such case the Contractor Affiliate has a sound financial record and technical capability), and/or payment and receivables hereunder, without the consent of Owner, to banks, or financial institutions, provided that such assignment does not cause Owner to incur in additional costs and/or negatively impacts Owners to secure its long-term financing.

14.2
Nothing in this Article 14 shall restrict Contractor from subcontracting portions of its work, provided that: (i) Contractor shall remain responsible to Owner for performance of subcontracted scope; and (ii) all Parts listed in Exhibit N shall be supplied by Contractor and will not be subcontracted unless prior approval of Owner.

ARTICLE 15: SITE CONDITIONS AND HAZARDOUS MATERIALS

15.1
Prior to Contractor commencing the services at the Site, Owner shall (i) provide documentation that identifies any pre-existing contamination of Site property and the pre-existence of any Hazardous Materials in the Site; and (ii) allow Contractor, at its option, access to the Site and Facility to perform a Site evaluation, including without limitation, a review of applicable documents and visual examination of the Site and Facility.

15.2
Contractor shall inform Owner if any of the following conditions are encountered in the course of  Contractor’s work: (i) conditions at the Site differing materially from those established under the EPC Contract and/or disclosed by Owner, that present health and safety risk to Contractor’s personnel; and (ii) Hazardous Materials that require special handling and/or disposal. Owner shall promptly investigate the conditions described above and take, as soon as reasonably possible, the steps required to legally eliminate such conditions so that the services under this Agreement may safely proceed. Without prejudice to Sections 24.3, 24.3.1 and 24.3.2, if any such condition proven  causes an increase in Contractor’s cost of, or the time required for, the performance of any  Service under this Agreement, an equitable extension of time and/or the reasonably incurred and evidenced costs by Contractor will be reimbursed by Owner.

15.3
Contractor shall place any waste generated during the course of Contractor’s work at the Site at an area designated by Owner within the Site and Owner agrees to properly dispose of all such Hazardous Materials.

15.4
The Parties acknowledge and agree that the following Hazardous Materials when as normally used in commercial operation of the Facility shall not entitle Contractor to suspend the services and/or constitute an Excusable Event and/or Assumption Violation: substances inherent to the activities to  be provided by the Contractor under this Agreement; and/or consumables, fuel, Parts, components associated with, necessary to and/or by product of the design, engineering and construction of the Facility under the EPC Contract and/or the maintenance under the CSA Contract.

15.5
Owner shall indemnify and hold Contractor harmless for any and all claims, damages, losses, causes  of action, demands, judgments and expenses arising out of or relating to the presence of any  Hazardous Materials which are: (i) present on the Site prior to the commencement of the applicable Contractor work event; or (ii) improperly handled or disposed of by Owner; or (iii) brought on to the Site or produced or released thereon by parties other than Contractor or its subcontractors under this Agreement.

ARTICLE 16: INDEMNIFICATION

16.1
Contractor agrees to indemnify and hold harmless Owner from and against any loss or expense by  reason of physical damage to the property of third parties or bodily injury, including death, of persons to the extent such damage or injury results directly from the acts, negligent omissions or acts of prevention of Contractor or its subcontractors while engaged in the performance of this Agreement. Owner shall likewise indemnify and hold harmless Contractor from and against any loss or expense by reason of physical damage to the property of third parties or bodily injury, including death, of persons to the extent such damage or injury results directly from the acts, negligent omissions or acts of prevention of Owner or its other contractors. In the event such damage or injury is caused by the joint or concurrent negligence of Owner (or its other contractors)  and Contractor (or its subcontractors), the loss or expense shall be borne by each Party in proportion to its degree of negligence or the degree of negligence of its contractors/subcontractors.

16.2
For purposes of this Article 16, no portion of the Facility or the Site will be deemed as third party property. Should an additional Owner of the Facility or Site claim damages to Contractor that would be excluded or limited by the provisions of the Agreement if Owner was in fact the sole owner of the Facility or Site, Owner shall indemnify and hold harmless Contractor from such claims.

16.3
Without prejudice to other indemnification obligations expressly set forth herein, Contractor agrees to indemnify and hold harmless Owner from and against any fines and penalties that may be assessed against Owner to the extent resulting from breach of the applicable law by Contractor in the performance of this Agreement, and Owner shall likewise indemnify and hold harmless Contractor from and against any fines and penalties that may be assessed against Contractor to the  extent resulting from breach of the applicable law by Owner.

16.3.1
Contractor will indemnify and hold Owner harmless from fines, penalties and/or interest charges levied by Brazilian fiscal and/or customs authorities to the extent resulting from (i) incorrect description (as per Section 6.1.3) of the Parts to be provided and/or services to be performed by Contractor, directly leading to tax misclassification by Owner; and/or (ii) incorrect payment of Contractor’s Taxes and other obligations thereto.

ARTICLE 17: INTELLECTUAL PROPERTY

17.1
Each Party shall retain ownership of all Confidential Information and intellectual property rights of any kind (including patents, designs and models, copyrights, trademarks) to any product, software or documentation, as well as of know-how (including processes, ideas, concepts and techniques)  owned  or  developed  by it prior  to  this  Agreement . All new intellectual property conceived or created by Contractor in the performance of, or arising from this Agreement, whether  alone or with any contribution from Owner, shall be owned exclusively by, and vest in, Contractor. Owner agrees to deliver assignment documentation and give Contractor other reasonable assistance as necessary to achieve that result.

17.2
Owner shall not itself, and shall not allow any person or entity to, reverse engineer the Parts or software, or prepare derivative works from, alter, modify, disassemble, reverse engineer, reverse assemble, de-compile, or otherwise attempt to reconstruct, discover or derive the object or source code of any software licensed to Owner by Contractor under this Agreement. Further, Owner shall  not permit or otherwise grant any third party access to the Parts or software for such purpose.

17.3
Subject to the terms of this Agreement, including without limitation Section 17.3.1, Contractor agrees to indemnify and hold harmless Owner from any claim by a third party that the use of any Parts or services furnished by Contractor under this Agreement in Brazil as contemplated by this Agreement infringe any patent in effect, including without limitation, in the US, a EU member state, or in the country of the Site (provided there is a corresponding patent issued by the US or an  EU member state), or any copyright registered in the US or the country of the Site, provided that Owner (i) notifies Contractor promptly of the receipt of any claim; (ii) does not make any admission of liability or take any position adverse to Contractor regarding such claim and (iii) gives Contractor information, assistance and exclusive authority to settle and defend the claim. In  the event of any such claim, Contractor may also, at its option, (i) procure for Owner the right to continue using the Part or service; (ii) modify the Part or Service so that it becomes non-infringing; (iii) replace the Part or service with non-infringing Parts or services; or (iv) take back the infringing Part or service and refund and/or reduce the price allocable to such Part or service. If, in any suit arising from such a claim, the continued use of the Part or service for the purpose intended is forbidden by any court of competent jurisdiction, Contractor shall at its option take one or more of the actions under (i) (H), (Hi), or (iv) above. The foregoing states the entire liability of Contractor for intellectual property infringement of any Parts or services.

17.3.1
Without prejudice to Sections 24.3, 24.3.1 and 24.3.2, Section 17.3 shall not apply, and Contractor shall have no obligation or liability with respect, to (i) any Part or software which is “tailor‑made”  manufactured or performed to Owner’s design, or (ii) any Part or software which is altered, modified or revised by any person or party other than Contractor, or (Hi) the combination, use or operation of any Parts or software furnished under this Agreement in conjunction with any other products, or software not furnished by Contractor under this Agreement, or (iv) unauthorized use of Parts or software, including, without limitation, any use or  application in violation of this Agreement.

ARTICLE 18: CHANGES AND MODIFICATIONS

18.1
Each Party may, from time to time, propose changes in the scope of Parts and/or services to be provided by Contractor under this Agreement, which changes will be subject to mutual agreement of the Parties. Contractor will advise Owner if any proposed change will result in a change in the price or payments, anticipated schedule of performance or Guaranteed Performance Commitment, or have other impacts upon the terms or performance of this Agreement. Neither Party shall be obligated to proceed with any change until the Parties have agreed upon its effect and signed a written amendment or change order document.

ARTICLE 19: EXCUSABLE EVENTS

19.1
Neither Owner or Contractor shall be liable or be considered to be in breach or default of its obligations under this Agreement to the extent that performance of its respective obligations is delayed or prevented due to an Excusable Event:

19.1.1
Excusable Event shall include without limitation the following events: acts of god, act (or failure to act) of governmental authorities or third parties not engaged by the Party claiming the Excusable  Event, fires, severe weather conditions, earthquakes, strikes, floods, war (declared or undeclared), armed conflict, epidemics, civil unrest, riot, acts or threats of terrorism, earthquake, volcanic eruption, flood, storm, cyclone, tornado, typhoon or other natural disasters, plague or epidemic, radioactive or chemical contamination, air crash, shipwreck or train crash, war, hostilities, belligerence, blockade, acts of terrorism, sabotage, civil commotion, riot, revolution, insurrection or piracy, and any condition or circumstance within the Facility which presents a reasonably assessed health and safety risk to persons performing the services and not known to the Parties at the Contract Effective Date.

19.2	For avoidance of doubt, the Parties acknowledge and agree that the following events shall not be considered Excusable Event:

(a)
Strikes, labor disturbances or blockades involving the personnel of Contractor or the personnel of any subcontractor that are not the result of a general strike or labor disturbances of national, state or municipal nature;

(b)	Financial problems and/or financial difficulties of any of the Parties and/or any other entity’s economic hardship;

(c)	Public disturbance, boycotts, sabotage, riots or blockades that have been caused by actions or omissions of Contractor, its personnel, subcontractor’s personnel;

(d)	Insolvency, liquidation, bankruptcy, judicial or extra judicial recovery, reorganization, extinction, or similar event of any of the Parties;

(e)	The delay, default or failure by any of the Parties to obtain the necessary permits under its responsibility due to the lack of diligence of such Party in obtaining such necessary permits;

(f)	Shortages or price fluctuations with respect to equipment and/or materials, consumables, supplies or components of equipment or other services;

(g)	Shortages of manpower, except to the extent resulting from an Excusable Event;

(h)	The delay, default or failure to perform any obligation by a subcontractor, except to the extent resulting from an Excusable Event;

(i)	Machinery or equipment breakdown, except to the extent resulting from an Excusable Event;

(j)
Weather conditions that are typical for the Site, i.e. those that could have been reasonably expected by Contractor based on historical weather data for the period from 01/01/2006 to 31/12/2015 (10 years), as provided by Instituto Nacional de Meteorologia (“INMET”), Eixo  Monumental Sul Via SI - Sudoeste - Brasilia-DF - CEP: 70680-900 and/or electronically via Intp://www.inmet.gov.br/portaUindex.php?r=bdmep/bcnep, for the weather station Aracaju, Sergipe with INMET Code: A409.

19.2.1
The Party claiming that an Excusable Event has occurred shall notify the other Party of any such Excusable Event. The date of delivery or of performance shall be extended for a period equal to the time lost by reason of the Excusable Event, provided that the Term of this Agreement shall not  be extended due to any Excusable Event, unless mutually agreed upon in writing by the Parties. If Contractor is delayed by acts or omissions of Owner, or by prerequisite work of Owner’s  other contractors or suppliers, Contractor’s waiting time and other additional time, expense and work resulting from such delay shall be considered Extra Work and Contractor shall be entitled to invoice Owner for such Extra Work. The occurrence of an Excusable Event shall not  excuse any delay or failure of Owner to make any payment to be paid to Contractor pursuant to this Agreement if the operation of the Facility is not impacted by the Excusable Event except to the extent the Excusable Event directly delays or prevents the transmission of the payment, itself.

19.3
If delay excused by Section 19.3.1 extends for more than one hundred eighty (180) days and the Parties have not agreed upon a revised basis for continuing the work at the end of the delay, including the equitable price adjustment, then either Party (except where delay is caused by  acts or omissions of a Party, in which event only the Party not committing the acts or omissions), upon  thirty (30) days prior written notice, may terminate this Agreement in accordance with Section 4.2.1 of this Agreement.

ARTICLE 20: NOTICES

20.1
All notices required or desired to be given pursuant to this Agreement shall be in writing and shall be delivered by personal in-hand delivery, sent by facsimile transmission, or sent prepaid by recognized delivery service (such as Federal Express), addressed as follows:

If to Owner Mr. Edio Jose [***] E-mail: [***] (with a copy to [***])

If to Contractor :	with a copy to:
General Electric International, Inc.	GE POWER & WATER EQUIPAMENTOS E SERVICOS DE ENERGIA E TRATAMENTO DE AGUA LTDA.
[***]	[***]
Attention: Region General Manager GE Power Services Fax No.: [***] Telephone No.: [***]	Attention: Region Managing Counsel GE Power Services Fax No.: [***] Telephone No.: [***]

20.2
Such notices shall be deemed to have been given when delivered to the email box in case of email delivery; and in the case of in-hand delivery, on the date of receipt confirmed by the mailing service. Either Party may modify its address for notices by advance written notice to the other Party delivered in conformance with this Article 20.

ARTICLE 21: CHANGE IN LAW

21.1
If after the Contract Effective Date there is a change in the applicable laws, rules, regulations and technical requirements with mandatory enforceability affecting the services, an equitable extension of time and/or the reasonably incurred and evidenced costs by Contractor will be reimbursed by Owner.

21.2
All transactions hereunder shall at all times be subject to and conditioned upon compliance with all applicable export control laws and export control regulations of the US and any amendments thereof. Owner hereby agrees that it shall not transship, re-export, divert or otherwise make or allow any disposition of US origin goods, software or other material or technical data, or the direct product thereof, supplied by Contractor under this Agreement, to any country other than the country in which the Facility is located, except as may be permitted by such US laws and regulations. Owner hereby certifies that the equipment, materials, services, technical data, software or other information or assistance furnished by Contractor under this Agreement will not be used in the design, development, production, stockpiling or use of chemical, biological, or nuclear weapons either by Owner or by any entity acting on Owner’s behalf.

ARTICLE 22: TAXES AND DUTIES

22.1
Contractor shall be responsible for, and shall pay directly all Contractor Taxes. If Owner deducts or withholds Contractor Taxes, Owner shall furnish within one (1) month to Contractor accurate official receipts from the appropriate governmental authority for each deducted or withheld amount of Contractor Taxes.

22.2
Owner shall be responsible for, and shall pay directly, all Owner Taxes. All payments due and payable by Owner to Contractor hereunder shall be made in the full amount of the prices specified in this Agreement, free and clear of all deductions and withholding for Owner Taxes. If Owner deducts or withholds Owner Taxes, Owner shall pay additional amounts to Contractor to cause the amounts actually received by Contractor, net of deducted or withheld Owner Taxes, to equal the full amount of the specified prices, and shall provide to Contractor within one (1) month, along  with such payments, accurate official receipts from the appropriate governmental authority for deducted or withheld Owner Taxes. If Contractor is required to pay Owner Taxes, Owner shall,  promptly upon presentation of Contractor’s invoice for such Owner Taxes, pay to Contractor in U.S. dollars an amount equal to the U.S. dollar equivalent of such Owner Taxes (calculated at the exchange rate in effect at the time payment of such Owner Taxes was made).

22.3
If Owner intends to claim any exemption from taxes or duties related to this Agreement or its performance, Owner agrees to timely furnish without charge evidence of tax or  duty  exemption acceptable to the taxing or customs authorities. Furthermore, if Owner arranges for export shipment, Owner agrees to provide Contractor, without charge, an export bill of lading.

ARTICLE 23: NO NUCLEAR USE

23.1
The parts and services provided and performed hereunder are not intended for application (and shall not be used) in connection with any nuclear installation or activity and Owner warrants that it shall not use the parts or services for any such purpose, or permit others to use the parts or services for any such purpose.

23.2
If, in breach of the foregoing, any such use occurs, Contractor, its Affiliates, suppliers and subcontractors, shall have no liability for any nuclear or other damage, injury or contamination, and Owner shall indemnify Contractor, its Affiliates, suppliers and subcontractors of every type and tier, against any such liability, whether arising as a result of breach of contract, warranty, indemnity, tort/ extracontractual liability (including negligence), strict liability or otherwise.

ARTICLE 24: GENERAL CLAUSES

24.1
Nothing in this Agreement confers or purports to confer on any third party any benefit or any right  to enforce any of the terms of this Agreement pursuant to the Contracts (Rights of Third Parties) Act of 1999 except as provided in the Articles 9 (Limitations of Liability) and 23 (No Nuclear Use).

24.2
Notwithstanding anything to the contrary, Owner grants to Contractor a non-terminable, non-exclusive, perpetual, royalty-free, worldwide right and license to access, collect, store and use data  and information concerning Parts, Covered Unit and Facility operation and performance (“Data”),  so long as Contractor does not disclose to any party not a Contractor Affiliate an identification of Owner in connection with a particular item of Data. For purposes of clarity, such use may be for research and development purposes; in the aggregate, for statistical and other analysis for commercial use; or for other lawful purposes. Contractor’s rights under this Section 24.2 include, without limitation, the right to interface directly to the Facility distributed control system and to utilize a dedicated network or internet connection or telephone line. For the avoidance of doubt Contractor shall not collect Data following termination of the Agreement.

In addition, the following provisions shall apply:

(a)
Owner shall maintain its equipment, systems, software and network interfaces to ensure that there are no viruses, Trojan horses, tracking or other cookies, rnalware or any other harmful software embedded in or attached to Data or such equipment, systems, software or network interfaces that are accessed by or otherwise affect Contractor’s equipment, systems or software. Owner shall not reverse engineer, hack, access or attempt to access, or have anyone do so on its behalf, any data, systems, programming, or any other information maintained by Contractor. In addition, Owner or those acting on Owner’s behalf shall not develop or insert into any of Contractor’s systems, networks or data any back-door access, viruses, Trojan horses, tracking or other cookies, malware or any other unauthorized software.

(b)
Owner shall use industry-accepted software and cyber security measures for the purpose of protecting equipment, systems, software and network interfaces and such protection measures shall be at least commensurate with those which it uses for the protection of its own equipment, systems, software and network interfaces (which shall be no less than reasonable measures), as per the Good Industry Practice.

24.3
Contractor acknowledges and agrees that (i) Contractor Affiliates have been contracted by Owner under the EPC Contract and under the CSA Contract; and (ii) the scope of Contractor Affiliates under such other agreements have interface with this Agreement. Therefore, Owner shall not be held liable for the delay, default, breach and/or negligence of EPC Contractor and/or CSA Contractor.

24.3.1
Contractor further acknowledges and agrees that the services performed (including any related delay, default, breach and/or negligence) by EPC Contractor and/or CSA Contractor will, in no event: (i) release Contractor from performing any of its obligations under this Agreement; and/or (ii) preclude and/or negatively impact Owner’s rights under this Agreement.

24.3.2
Contractor acknowledges and agrees to be fully aware of the Facility’s design and engineer under the EPC Contract which shall not be considered in any circumstance as an Assumption Violation, and - unless there is a substantial deviation directly instructed by Owner as per Section 6.3 of the EPC Contract or for any cause after Commercial Operation Date – Contractor will be not entitled to claim that the conditions of the Site and/or the Facility are different from the ones that Contractor was aware prior to the execution of this Agreement, including without limitation for the purposes of Articles 12 (Health, Safety and Security) and 16 (Indemnification), thus, Contractor waiving any and all right to charge Extra-Works it may have in relation to the conditions it was aware as per this Section.

24.4
Owner and Contractor are each independent of the other and nothing in this Agreement is intended,  or shall be deemed, to create a partnership or joint venture of the Parties. No modification, amendment, rescission, waiver or other change shall be binding on a Party unless agreed in writing by that Party. This Agreement is the result of mutual negotiation of the Parties and represents the entire agreement between the Parties. Any oral or written representation, warranty, course of dealing or trade usage not contained or referenced herein shall not be binding on either Party. Each Party agrees that it has not relied on, or been induced by, any representations  of the other Party not contained in this Agreement.

24.5
The invalidity in whole or in part of any portion of this Agreement shall not affect the validity of the remainder of this Agreement and in such a case of invalidity the Parties shall endeavor in good  faith to modify the invalid provisions so as to carry out as nearly as possible the original intent of the Parties in a legally enforceable manner. The rights and remedies set forth in this Agreement are the exclusive rights and remedies of each Party with respect to this Agreement, its  performance or breach.

24.6
The language of this Agreement is English. The documents or technical and outage reports will be provided by Contractor in Portuguese. Training materials shall also be provided in Portuguese and other documents, if available in English may be provided in English together with a Portuguese version.

24.7
The failure to exercise or delay in exercising a right or remedy provided by this Agreement does not constitute a waiver of the right or remedy or a waiver of other rights or remedies. No single or  partial exercise of a right or remedy provided by this Agreement prevents further exercise of the right or remedy or the exercise of another right or remedy.

24.8
Article and Section headings are for convenience and shall not be given effect in interpretation of  this Agreement. Where the context requires, words importing the singular shall include the plural and vice versa. References to any law or regulatory provision shall also include any amendment to such law or regulation. A reference to a consent or approval not being unreasonably  withheld also includes an agreement that the consent or approval will not be unreasonably delayed.

24.9
Subject to liability time limitations contained herein, the following Articles and Sections shall survive termination of the Agreement: Section 4.2 (Termination), Article 5 (Payments) to the extent of Owner’s obligation to pay all amounts due to Contractor including, without limitation, payment for goods and services provided and performed prior to termination or expiration, Section  7.2.1 (c) (Owner Insurance, to the extent of the waiver of subrogation), Article 8 (Warranty), Article 9 (Limitations of Liability), Article 10 (Dispute Resolution), Article 11 (Confidentiality), to the extent of Owner’s obligation to reimburse Contractor, Article 14 (Assignment), Article 15 (Site Conditions and Hazardous Materials), Article 16 (Indemnification),  Article 17 (Intellectual Property), Article 19 (Excusable Events), Article 20 (Notices), Article 21 (Change in Law), Article 22 (Taxes and Duties), Article 23 (No Nuclear Use), and this Article 24 (General Clauses), provided, however, that in the event of a termination by Contractor on account of Owner’s default based on its failure to fulfill its payment obligations or  Insolvency,  Owner’s  warranty  and  guarantee  rights  granted  by Contractor under Article 8 (Warranty) and Owner’s rights under Article 17 (Intellectual Property) shall also terminate.

24.10
This Agreement may be signed in counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute one and the  same contract.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their duly authorized representatives.

[rest of the page left blank intentionally]

[signature page of the Operation & Maintenance Agreement entered between CELSE – Centráis Elétrica de Sergipe S.A., General Electric International Inc., GE Global Parts and Products GMBH and GE Power & Water Equipamentos e Serviços de Energia e Tratamento de Água Ltda. dated December 22nd, 2016]

CELSE – Centráis Elétrica de Sergipe S.A.

/s/ Eduardo Maranhão	/s/ Edio Jose Rodenheber
Name: Eduardo da C.A. Maranhão	Name: Edio Jose Rodenheber
Title: CEO	Title: COO
Date: 22/12/2016	Date: 22/12/2016

[signature page of the Operation & Maintenance Agreement entered between CELSE – Centráis Elétrica de Sergipe S.A., General Electric International Inc., GE Global Parts and Products GMBH and GE Power & Water Equipamentos e Serviços de Energia e Tratamento de Água Ltda. dated December 22nd, 2016]

GENERAL ELECTRIC INTERNATIONAL, INC.

/s/ Authorized Signatory	/s/ Authorized Signatory
Name: Authorized Signatory	Name: Authorized Signatory
Title: Authorized Signatory	Title: Authorized Signatory
Date: 12/22/2016	Date: 12/22/2016

[signature page of the Operation & Maintenance Agreement entered between CELSE – Centráis Elétrica de Sergipe S.A., General Electric International Inc., GE Global Parts and Products GMBH and GE Power & Water Equipamentos e Serviços de Energia e Tratamento de Água Ltda. dated December 22nd, 2016]

GE GLOBAL PARTS AND PRODUCTS GMBH

/s/ Authorized Signatory	/s/ Authorized Signatory
Name: Authorized Signatory	Name: Authorized Signatory
Title: Authorized Signatory	Title: Authorized Signatory
Date: 12/22/2016	Date: 12/22/2016

[signature page of the Operation & Maintenance Agreement entered between CELSE – Centráis Elétrica de Sergipe S.A., General Electric International Inc., GE Global Parts and Products GMBH and GE Power & Water Equipamentos e Serviços de Energia e Tratamento de Água Ltda. dated December 22nd, 2016]

GE POWER & WATER EQUIPAMENTOS E SERVIÇOS DE
ENERGIA E TRATAMENTO DE ÁGUA LTDA.

/s/ Henri da Silva	/s/ Daniel Meniuk
Name: Henri da Silva	Name: Daniel Meniuk
Title: Sales Manager	Title: Director Executive
Date: 12/22/2016	Date: 12/22/2016

[Witness signature page of the Operation & Maintenance Agreement entered between CELSE – Centráis Elétrica de Sergipe S.A., General Electric International Inc., GE Global Parts and Products GMBH and GE Power & Water Equipamentos e Serviços de Energia e Tratamento de Água Ltda. dated December 22nd, 2016]

/s/ Thomas Kiss	/s/ Ana Caela Calixto
Name: Thomas Kiss	Name: Ana Caela Calixto
Id: 30862565-1	Id: 32909006-9
Date: 12/22/2016	Date: 12/22/2016